SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
VIASAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Information

DATE: September 3, 2026	TIME: 8:30 a.m. Pacific Time	PLACE: Virtual Meeting	RECORD DATE: July 15, 2026

Dear Fellow Stockholder:

You are cordially invited to attend our 2026 annual meeting of stockholders, which will be held on September 3, 2026 at 8:30 a.m. Pacific Time. This year’s annual meeting will be a completely virtual meeting of stockholders to provide a convenient and consistent experience to all stockholders regardless of location. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/VSAT2026. There will not be a physical location for the annual meeting. We are holding the annual meeting for the following purposes:

1.	To elect Mark Dankberg, William LaPlante and Michael Paull to serve as Class III Directors for a three-year term to expire at the 2029 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for fiscal year 2027.

3.	To conduct an advisory vote on executive compensation.

4.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 15, 2026, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the virtual annual meeting, please vote via one of the methods specified below as soon as possible to ensure that your shares are represented at the annual meeting.

How to Vote Prior to the Annual Meeting

Call the telephone number specified on your proxy card or voting instruction form provided by your bank or broker	Sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided	Follow the instructions in your proxy card or voting instruction form to vote at www.proxyvote.com prior to 11:59 p.m. Eastern Time on September 2, 2026

By Order of the Board of Directors /s/ Mark Dankberg Mark Dankberg Chairman of the Board and Chief Executive Officer

Carlsbad, California

July 27, 2026

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

2026 Proxy Statement i

6155 El Camino Real Carlsbad, California 92009	PROXY STATEMENT

The Board of Directors of Viasat, Inc. (the Board) is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 3, 2026 at 8:30 a.m. Pacific Time, and at any adjournments or postponements of the meeting, for the purposes set forth in the notice of annual meeting of stockholders. This year’s annual meeting will be a completely virtual meeting of stockholders and will be accessible via the internet at www.virtualshareholdermeeting.com/VSAT2026.

GENERAL INFORMATION

About the Annual Meeting and Voting

Why am I receiving this proxy statement?

We sent you this proxy statement and the enclosed proxy card because Viasat’s Board is soliciting your proxy to vote at the 2026 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the virtual annual meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker, or follow the instructions specified in your proxy card or voting instruction form to vote by telephone or via the internet.

We intend to begin mailing this proxy statement, the attached notice of our annual meeting and the enclosed proxy card on or about July 27, 2026 to all stockholders who owned Viasat common stock on the record date, July 15, 2026, and are thus entitled to vote at the annual meeting. On this record date, there were approximately 137,755,490 shares of Viasat common stock outstanding. Common stock is our only class of stock entitled to vote. Along with this proxy statement, we are also sending our fiscal year 2026 annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Mark Dankberg, William LaPlante and Michael Paull to serve as Class III Directors for a three-year term to expire at the 2029 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2027.

•	Proposal 3: The advisory vote on executive compensation.

We will also consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	“FOR” the election of Mark Dankberg, William LaPlante and Michael Paull (Proposal 1);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2027 (Proposal 2); and

•	“FOR” the approval of executive compensation (Proposal 3).

How many votes do I have?

You are entitled to one vote for every share of Viasat common stock that you own as of July 15, 2026.

2026 Proxy Statement 1

GENERAL INFORMATION • About the Annual Meeting and Voting

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the virtual annual meeting, we urge you to sign, date and return the enclosed proxy card or voting instruction form provided by your bank or broker as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card or voting instruction form will not affect your right to attend or vote your shares at the annual meeting.

If you complete and submit your proxy card or voting instruction form, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card or voting instruction form but do not fill out the voting instructions, your shares will be voted in accordance with the recommendations made by the Board.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting occur, the proxy card or voting instruction form will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy card bearing a later date;

•	you may deliver a written notice of revocation to Viasat’s Corporate Secretary prior to the annual meeting; or

•	you may notify Viasat’s Corporate Secretary in writing before the annual meeting and submit your vote at the virtual annual meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must contact your broker, bank or financial institution to revoke any prior instructions.

What if my shares are held by a broker, bank or other financial institution?

If you are the beneficial owner of shares held by a broker, bank or other financial institution, then your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other financial institution regarding how to vote your shares. You are also invited to attend the virtual annual meeting. However, you will need the control number included on your voting instruction form provided by your bank or broker to be able to vote your shares or submit questions.

Can I vote via the internet or by telephone?

You may vote your shares via the internet or by telephone by following the instructions provided on your proxy card or voting instruction form. If your shares are registered in the name of a broker, bank or other financial institution, you may also be eligible to vote your shares electronically over the internet or by telephone if your financial institution makes such options available.

How can I attend the annual meeting?

We will be hosting the 2026 annual meeting live via the internet and you will not be able to attend in person. Our Board annually considers the appropriate format of our annual meeting, and concluded that a virtual meeting would allow stockholders from around the world to participate and ask questions, and for us to give thoughtful responses.

You are entitled to attend the annual meeting only if you were a Viasat stockholder or joint holder as of the record date, July 15, 2026, or you hold a valid proxy for the annual meeting. A stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/VSAT2026. Stockholders may begin submitting written questions at 8:30 a.m. Pacific Time on September 3, 2026. Stockholders may also vote during the annual meeting. You will need the control number included on your proxy card or voting instruction form provided by your bank or broker to be able to vote your shares or submit questions. Instructions on how to participate, ask questions and access technical support are available at www.virtualshareholdermeeting.com/VSAT2026.

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GENERAL INFORMATION • About the Annual Meeting and Voting

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. Holders will be deemed present “in person” at the annual meeting by visiting www.virtualshareholdermeeting.com/VSAT2026 on the day of the annual meeting and properly registering their attendance by using the control number provided on your proxy card or voting instruction form provided by your bank or broker. This year, approximately 68,877,746 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the three nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast on that proposal. Voting results will be tabulated and certified by Broadridge Financial Solutions.

What will happen if I abstain from voting or fail to vote?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for the 2027 fiscal year. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

In tabulating the voting results for each proposal, neither abstentions nor shares that constitute broker non-votes are considered votes cast on that proposal. Because abstentions and broker non-votes will not be considered votes cast, abstentions and broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Who is soliciting these proxies and who is paying the solicitation costs?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2027 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by Viasat with the SEC without charge from the SEC’s website at: www.sec.gov.

2026 Proxy Statement 3

GENERAL INFORMATION • About the Annual Meeting and Voting

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of householding for future mailings, or if you currently receive multiple copies of our annual reports and proxy statements and would prefer to receive a single copy in the future, please contact your broker, bank or financial institution. You may also obtain a separate annual report or proxy statement without charge by sending a written request to Viasat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Important notice regarding the availability of proxy materials for the Viasat annual meeting of stockholders to be held on September 3, 2026

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the Investor Relations section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or other financial institution for instructions on how to elect this option.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the relevant information you should consider. Please read the entire proxy statement before voting.

Company Information

Meeting: Annual Meeting of Stockholders

Date: Thursday, September 3, 2026

Time: 8:30 a.m. Pacific Time

Location: Virtual meeting only, accessible at

www.virtualshareholdermeeting.com/VSAT2026

Record Date: July 15, 2026

Stock Symbol: VSAT

Exchange: The Nasdaq Global Select Market

Common Stock Outstanding: 137,755,490 shares on July 15, 2026

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Public Company Since: 1996

Corporate Headquarters: 6155 El Camino Real, Carlsbad, CA 92009

Corporate Website: www.viasat.com

Investor Relations Website: investors.viasat.com

Corporate Governance

Lead Independent Director: Yes

Director Nominees: 3

•	Mark Dankberg (Chairman and CEO)

•	William LaPlante (Independent)

•	Michael Paull (Independent)

Board Meetings in Fiscal Year 2026: 6

All Directors Attended at Least 75% of Board and Committee Meetings: Yes

Standing Board Committees (Fiscal Year 2026 Meetings):

•	Audit: 4

•	Compensation and Human Resources: 9

•	Nomination, Evaluation and Corporate Governance: 5

•	Banking and Finance: 1

Stockholder Rights Plan: No

Executive Compensation

CEO: Mark Dankberg (age 71)

Fiscal Year 2026 Summary Compensation:

•	Total Compensation: $14,208,178 (see full discussion in Executive Compensation section on p. 20)

-	Salary: $1,406,538

-	Annual Performance Cash Incentive: $2,450,000

-	Long-Term Equity: $10,305,390

-	All Other Compensation: $46,250

CEO Employment Agreement: No

Change-in-Control Agreement: Yes, double trigger

Stock Ownership Guidelines: Yes

CEO Stock Holding Policy: Yes

Anti-Hedging and Pledging Policy: Yes

Clawback Policy: Yes

Items to be Voted On

1.	The election of Mark Dankberg, William LaPlante and Michael Paull as directors

•	Board recommendation: FOR

2.	Ratification of appointment of independent registered public accounting firm

•	Board recommendation: FOR

3.	Advisory vote on Named Executive Officer compensation

•	Board recommendation: FOR

2026 Proxy Statement 5

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. We believe that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Viasat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Viasat’s integrity is our commitment to sound corporate governance. Our Corporate Governance Guidelines and Guide to Business Conduct can be found on the Investor Relations section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities

The Board of Directors is the company’s governing body and is responsible for assuring that the long-term interests of the stockholders are being served. The Board is also responsible for overseeing Viasat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis. To satisfy their duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success by maintaining the highest standards of responsibility and ethics.

Risk Oversight

We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board

The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

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Committees

The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements.

The Compensation and Human Resources Committee is responsible for designing and evaluating Viasat’s compensation plans, policies and programs, including the compensation of our executive officers.	The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, and reviewing and recommending nominees for election as directors and committee members.	The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.
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Management

Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Board Leadership and Independence

Board Leadership and Independence

Enhanced Board Leadership Structure. The Board regularly evaluates its leadership structure to ensure the best interests of the company and its stockholders are represented. The Board leadership structure is currently comprised of (1) a combined Chairman of the Board and Chief Executive Officer and (2) a Lead Independent Director. In response to stockholder feedback, the role of Lead Independent Director was established to provide strong independent leadership for the Board. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with the Chairman.

The Board believes that a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Viasat. As the individual primarily responsible for the day-to-day management of the company’s business operations, our Chief Executive Officer is best positioned to provide clear insight and direction on business strategies and plans to both the Board and management. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. Together with a Lead Independent Director, this leadership structure allows the Board to exercise independent oversight while enabling direct access to information related to the day-to-day management of the company’s business operations.

Majority Independent Board. The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. The subjective test requires that each independent director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the objective standards, a member of the Board is not considered independent if, for example, he or she is (1) an employee of Viasat, or (2) a partner in, or a controlling stockholder or an executive officer of, an entity to which Viasat made, or from which Viasat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year.

None of our existing directors were disqualified from independent status under the objective standards, other than Mr. Dankberg and Mr. Baldridge, who do not qualify as independent because they are or were recently Viasat employees. The subjective evaluation of director independence by the Board was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Viasat and Viasat’s management.

As a result of this evaluation, the Board affirmatively determined that each existing member of the Board other than Mr. Dankberg and Mr. Baldridge is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination, Evaluation and Corporate Governance Committee qualify as independent directors as defined by Nasdaq.

2026 Proxy Statement 7

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Board Committee Composition

Board Committee Composition

As of the date of this proxy statement, our Board has the following four standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination, Evaluation and Corporate Governance Committee, and (4) Banking and Finance Committee, as well as a Strategic Review Committee (see below). The current membership and the function of each of the committees are described below. Each of the standing committees operates under a written charter which can be found on the Investor Relations section of our website at investors.viasat.com. During our fiscal year ended March 31, 2026, the Board held six meetings. During this period, all of the directors then serving on the Board attended or participated in at least 75% of the aggregate of the total number of meetings and the total number of meetings held by all standing committees of the Board on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. Six of the seven directors then serving on our Board attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation and Human Resources Committee	Nomination, Evaluation and Corporate Governance Committee	Banking and Finance Committee
Mark Dankberg				Member
Shekar Ayyar
Richard Baldridge				Chair
Barbara Frenkel
William LaPlante
Sean Pak		Member	Chair
Michael Paull	Member		Member
John Stenbit (1)	Chair	Member	Member
Theresa Wise (1)	Member	Chair		Member
Jinhy Yoon
Number of Meetings in Fiscal Year 2026	4	9	5	1 (2)

(1)	Determined by the Board to qualify as an “audit committee financial expert.”

(2)

In 2024, the Board established a Strategic Review Committee to oversee the review of potential strategic alternatives, whose remit included refinancing activities that would otherwise have been within the purview of the Banking and Finance Committee. The Strategic Review Committee, which is currently comprised of six directors, held nine meetings in fiscal year 2026.

Audit Committee. The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to the attention of the Audit Committee. The Board has determined that two members of our Audit Committee are “audit committee financial experts” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee is responsible for designing and evaluating our compensation plans, policies and programs, including the compensation of our executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board policies, practices and procedures relating to the compensation of our non-employee directors, executive officers and other managerial employees. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the role and responsibilities of the Compensation and Human Resources Committee, see the Compensation Discussion and Analysis section of this proxy statement.

Nomination, Evaluation and Corporate Governance Committee. The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, reviewing and recommending nominees for election as directors and committee members, conducting the evaluation of our Chief Executive Officer, and advising the Board with respect to Board and committee composition.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Board Evaluation and Refreshment

Banking and Finance Committee. The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Board Evaluation and Refreshment

The Nomination, Evaluation and Corporate Governance Committee, or NECG Committee, is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This includes assessing whether the Board possesses the appropriate business acumen, range of perspectives, integrity, and personal skills and experience in technology, finance, marketing, international business, financial reporting and other areas to deliver the high standard of governance expected by our stockholders.

Our Board and the NECG Committee understand the importance of following robust processes for Board evaluation and refreshment. The NECG Committee annually reviews the skills and characteristics of the Board to ensure they align with the current needs of our company. Additionally, the Board completes an annual self-evaluation of its performance and the performance of its committees, facilitated by the NECG Committee. The results of these evaluations help to inform whether the Board is equipped to provide comprehensive and effective oversight.

The Board aims to maintain a balance between institutional knowledge on the Board, which comes in the form of longer-tenured directors, and fresh perspectives added through newly appointed directors. As a result, the Board has not imposed a hard limit on director tenure, as it believes that would artificially deprive the Board of the valuable contributions of its most experienced directors. Instead, the Board evaluates the mix of director tenures as a component of the broader evaluation and composition review process.

The Board’s approach to evaluation and refreshment has led to the addition of five new independent directors since the beginning of fiscal year 2025, which has provided valuable expertise on areas of strategic importance such as defense and national security, consumer product development, connected and autonomous vehicles, capital allocation, and AI infrastructure and communications networks.

In recommending candidates for election to the Board, the NECG Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The NECG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The NECG Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the NECG Committee recommends the candidate for consideration by the full Board.

The NECG Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled Other Matters. In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resume of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors. Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

2026 Proxy Statement 9

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS • Stockholder Engagement

Stockholder Engagement

Stockholder engagement is a critical aspect of our corporate governance practices and one of our top priorities. Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy, and governance and compensation programs, and to address any concerns they may have. During fiscal year 2026, we engaged in substantive conversations with stockholders representing approximately 57% of our total outstanding common stock.

Actions Taken in Response to Stockholder Feedback

Our Board has demonstrated responsiveness to feedback received during stockholder discussions through the changes we have made to our compensation programs and corporate governance practices. For example, based on stockholder feedback, we implemented a performance-based equity program to further align executive compensation with long-term stockholder interests. To further strengthen the independent oversight of our Board, we appointed a Lead Independent Director. We also modified how bonus targets are set and bonuses are calculated, and enhanced our peer group disclosure to provide additional transparency. A summary of the Board’s responsiveness to stockholder feedback is included below.

What We Heard	What We Did

Seek further alignment of executive compensation with long-term stockholder interests	Implemented a performance-based equity program starting in 2018, introduced shareholder-requested design changes in fiscal year 2025, and continued to refine the design of our performance-based equity program for fiscal year 2026 to further align executive compensation with long-term stockholder interests, which is described further in the “Compensation Discussion and Analysis” section below

Seek further independent oversight of the Board	Appointed a Lead Independent Director

Increase weighting of corporate financial and operational criteria in determining annual bonus payouts	Increased weighting of financial criteria for annual bonus determination to 70% for all executive officers

Replace target annual bonus ranges with specific target annual bonuses percentages for each executive officer	Shifted to a specific annual bonus payout target for annual incentive compensation for each executive officer

Adopt a maximum cap on annual bonus payouts	Implemented a maximum annual bonus payout, equal to 200% of target, for all executive officers

Provide additional disclosure about peer group selection process	Enhanced peer group disclosure in proxy statement

Implement a clawback policy	Adopted a clawback policy to enable recovery of cash and equity incentive compensation (including time-based and performance-based equity awards) related to a financial restatement resulting from an executive officer’s misconduct. In fiscal year 2024, we also adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws.

Provide more transparency into environmental, social and governance matters	Published an Environmental, Social and Governance Impact Report, in accordance with Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) frameworks

We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term stockholder value creation.

10

PROPOSAL 1

Election of Directors

Overview

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect three Class III directors to hold office until the 2029 annual meeting. At next year’s annual meeting of stockholders, we will elect four Class I directors to hold office until the 2030 annual meeting, and the following year, we will elect three Class II directors to hold office until the 2031 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his or her successor is duly elected or appointed.

The Board unanimously nominated Mark Dankberg, William LaPlante and Michael Paull as Class III nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Messrs. Dankberg, LaPlante and Paull. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth the age, the positions currently held with Viasat, the year in which the current term will expire, and the class of director of each nominee to be elected at the annual meeting or director whose term of office will extend beyond the annual meeting.

Name	Age	Position with Viasat	Director Since	Term Expires	Class

Mark Dankberg	71	Chairman of the Board and Chief Executive Officer	1986	2026	III

Shekar Ayyar	62	Director	2026	2028	II

Richard Baldridge	68	Director	2016	2028	II

Barbara Frenkel	63	Director	2025	2027	I

William LaPlante	62	Director	2025	2026	III

Sean Pak	53	Director (Lead Independent Director)	2018	2028	II

Michael Paull	54	Director	2025	2026	III

John Stenbit	86	Director	2004	2027	I

Theresa Wise	59	Director	2020	2027	I

Jinhy Yoon	54	Director	2026	2027	I

2026 Proxy Statement 11

PROPOSAL 1 • Election of Directors

Class III Directors Nominated for Election at this Annual Meeting

Mark Dankberg is a founder of Viasat and serves as its Chairman of the Board and Chief Executive Officer. He previously served as Executive Chairman from November 2020 to June 2022, and as Chairman of the Board and Chief Executive Officer from Viasat’s inception in 1986 until November 2020. Mr. Dankberg has significant expertise and perspective as a former member of the board of directors of companies in various industries, including communications. Prior to founding Viasat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Mr. Dankberg provides our Board with significant operational, business and technological expertise in the satellite and communications industries, and intimate knowledge of the issues facing our management.

Mark Dankberg Director Since: 1986

William LaPlante served as the Under Secretary of Defense for Acquisition and Sustainment from April 2022 to January 2025. From September 2020 to April 2022, Dr. LaPlante served as President and Chief Executive Officer of Draper Laboratory, a research and development company specializing in advanced technology solutions in national security, space exploration, health care and energy. Previously, he served as Senior Vice President and General Manager at MITRE National Security, where he oversaw the operation of the U.S. Department of Commerce’s National Institute of Standards and Technology. From 2014 to 2017, Dr. LaPlante served as Assistant Secretary of the Air Force for Acquisition, Technology and Logistics. He previously spent 26 years at The Johns Hopkins University Applied Physics Laboratory, where he ultimately led the Global Engagement Department. Dr. LaPlante has been a member of several government scientific boards and commissions focused on maintaining national security, including the U.S. Strategic Command Senior Advisory Group, Naval Research Advisory Committee and Defense Science Board. Dr. LaPlante earned a B.S. degree in engineering physics from the University of Illinois, an M.S. degree in applied physics from The Johns Hopkins University and a doctorate degree in mechanical engineering from the Catholic University of America.

Dr. LaPlante provides our Board with extensive technological, defense and national security expertise as a result of his leadership roles in technology development and at the U.S. Department of Defense.

William LaPlante Director Since: 2025

Michael Paull currently serves as the Chief Executive Officer and a member of the board of directors of RBmedia, an audiobook publisher, which he joined in March 2024. He also serves on the board of directors of PlayOn! Sports and previously served on the board of directors of MoneyLion, Inc., a mobile banking and technology company. Mr. Paull previously served as President of Disney Streaming from 2022 to 2023 and oversaw Disney+, Hulu, ESPN+ and Star+ globally. Mr. Paull joined The Walt Disney Company in 2017 with the acquisition of Bamtech Media, where he served as CEO and a member of the board of directors. Before joining Bamtech, Mr. Paull worked from 2012 to 2017 at Amazon as Vice President, Digital Video, where he ran Amazon Channels worldwide and was responsible for its global content, product, technology, operations and marketing. During his tenure at Amazon, he also oversaw Prime Video and Amazon’s TVOD business in the U.S. Mr. Paull has more than 20 years of consumer product development, technology, content distribution and acquisition and media industry experience. Before Amazon, he led Sony Music’s digital business worldwide and held other senior leadership positions with Sony Pictures Entertainment, FOX Entertainment Group, and Time Warner. Mr. Paull earned a B.S. from the University of California and an M.B.A. degree from Harvard Business School.

Mr. Paull provides our Board with significant consumer product development, technology, content distribution and acquisition, and media industry experience as a result of his executive leadership at global content developers and distributors.

Michael Paull Director Since: 2025

12

PROPOSAL 1 • Election of Directors

Class I Directors with Terms Expiring in 2027

Barbara Frenkel Director Since: 2025

Barbara Frenkel has been a director of Viasat since 2025, and held various roles at Porsche AG since 2001. Most recently, she served as a member of the Executive Board – Procurement from August 2021 to August 2025. From January 2019 to August 2021, Ms. Frenkel served as a member of the Supervisory Board, and she previously served as Vice President, European Region; Vice President, Network Management and Development; Director, Global Sales Training; and Director, Quality Systems and Methods. She has also been responsible for sustainability activities at Porsche AG. Ms. Frenkel additionally serves on the Supervisory Board of HELM AG, a global chemicals and ingredients company. Ms. Frenkel earned a vordiplom from the Universitat Bayreuth in Chemistry and a diploma from the Leibniz University Hanover in Rubber Technology.

Ms. Frenkel provides our Board with deep automotive and transport-sector expertise enabling Viasat to capitalize on the growth of connected and autonomous vehicles as a result of her leadership experience at Porsche.

John Stenbit Director Since: 2004

John Stenbit has been a director of Viasat since 2004, and is a consultant for various government and commercial clients. From 2001 to 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence, or C3I, and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, Inc., retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. He also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit previously served as a director of Loral Space & Communications Inc. (Nasdaq: LORL), Cogent, Inc., SM&A Corporation and SI International, Inc., as the chair of the R&D Advisory Committees for the Federal Aviation Administration and the Central Intelligence Agency, and as a member of the Advisory Board of the National Security Agency and of the Science Advisory Group of the U.S. Strategic Command.

Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of corporate and government service focused on the communications, aerospace and satellite fields.

Theresa Wise Director Since: 2020

Theresa Wise has been a director of Viasat since 2020, and is Chief Executive Officer and principal for Utaza, LLC, an information technology consulting company, a role she has held since 2017. Dr. Wise is the former Senior Vice President and Chief Information Officer of Delta Air Lines, a commercial airline, a role she held from 2008 to 2016. Prior to joining Delta, Dr. Wise held several positions at Northwest Airlines Corporation, a commercial airline, including serving as the company’s Chief Information Officer from 2001 until Northwest Airlines Corporation’s merger with Delta in 2008. Dr. Wise currently serves on the board of directors of IBS Software. Dr. Wise received a B.A. degree in mathematics and chemistry from St. Olaf College and Ph.D. and M.S. degrees in applied math from Cornell University.

Dr. Wise provides our Board with expertise, perspective and proven experience in applying IT strategy and data analytics to advance end-user experiences based on her experience as an airline executive and IT consultant.

Jinhy Yoon Director Since: 2026

Jinhy Yoon has been a director of Viasat since 2026, and is a public company director and investor with more than 20 years of experience. She has served on the board of directors of Clear Channel Outdoor, Inc. since 2019 and previously served on the board of directors of Intelsat S.A., where she served on the audit and compensation committees and oversaw financial reporting and internal controls, helping to guide the company through its sale to SES S.A. in July 2025. Ms. Yoon previously spent 14 years at PIMCO, where she was an Executive Vice President and Credit Analyst and served as Sector Lead for Technology, Media, and Telecommunications, overseeing approximately $30 billion in debt and equity investments. She holds a J.D. from Columbia University School of Law and a B.A. in Accounting from the University of Notre Dame.

Ms. Yoon provides our Board with experience driving shareholder value through disciplined capital allocation, balance sheet optimization and strategic transactions as a result of her experience as a financial analyst and public company director.

2026 Proxy Statement 13

PROPOSAL 1 • Election of Directors

Class II Directors with Terms Expiring in 2028

Shekar Ayyar Director Since: 2026

Shekar Ayyar has been a director of Viasat since 2026. Mr. Ayyar has served as Chairman and Chief Executive Officer of Arrcus, Inc., a networking software company focused on AI infrastructure, data centers and communications networks, since September 2021. He is a seasoned technology executive with significant experience leading growth businesses and strategic initiatives across cloud, networking and communications infrastructure. He previously held senior leadership roles at VMware, including as Executive Vice President and General Manager of the company’s Telco and Edge Cloud business and as Executive Vice President of Strategy and Corporate Development. He also served on the board of Altair Engineering, seeing it through its $10+ billion sale to Siemens. Mr. Ayyar holds a Ph.D. and M.S. in Electrical Engineering from Johns Hopkins University, an MBA from The Wharton School of the University of Pennsylvania, and a bachelor’s degree in electrical engineering from the Indian Institute of Technology, Bombay.

Mr. Ayyar provides our Board with cloud, networking and communications infrastructure experience based on his senior leadership roles at several technology companies.

Richard Baldridge Director Since: 2016

Richard Baldridge has been a director of Viasat since 2016. Mr. Baldridge joined Viasat in 1999, serving as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000, as Executive Vice President and Chief Operating Officer from 2002, and as President and Chief Operating Officer from 2003. Mr. Baldridge served as President and Chief Executive Officer from November 2020 through July 2022, and served as Vice Chairman from July 2022 until his retirement in June 2023. In addition, Mr. Baldridge serves as a director of EvoNexus, a San Diego based non-profit technology incubator, and previously served as a director of Ducommun Incorporated (NYSE: DCO), a provider of engineering and manufacturing services to the aerospace and defense industries. Prior to joining Viasat, Mr. Baldridge served as Vice President and General Manager of Raytheon Corporation’s Training Systems Division from 1998 to 1999. From 1994 to 1997, Mr. Baldridge served as Chief Operating Officer and Chief Financial Officer for Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge’s other experience includes various senior financial and general management roles with General Dynamics Corporation. Mr. Baldridge holds a B.S.B.A. degree in Information Systems from New Mexico State University.

Mr. Baldridge provides our Board with significant operational and financial expertise based on his executive leadership roles at Viasat and other companies.

Sean Pak Director Since: 2018

Sean Pak has been a director of Viasat since 2018, and has served as Lead Independent Director since February 2019. Mr. Pak has been a partner at Quinn Emanuel Urquhart & Sullivan LLP since 2009, and he currently serves as the Co-Chair of its National Intellectual Property Litigation Practice. From 2002 to 2009, Mr. Pak was an attorney at Latham & Watkins LLP, and previously worked in engineering roles at Intel Corporation and the Massachusetts Institute of Technology (MIT) Artificial Intelligence Laboratory. He is a litigator with extensive experience litigating patents, trade secrets, copyrights and other intellectual property. Mr. Pak earned a J.D. degree (cum laude) from Harvard Law School, and B.S. and M. Eng. degrees in Electrical Engineering and Computer Science from MIT.

Mr. Pak provides our Board with significant expertise in intellectual property development, strategy and enforcement, and international business strategy, along with technological and engineering expertise in satellite systems, electrical engineering and computer science.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of Messrs. Dankberg, LaPlante and Paull.

14

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for our fiscal year ending March 31, 2027. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the PricewaterhouseCoopers fees for professional services rendered for the fiscal years ended March 31, 2026 and March 31, 2025:

Fee Category	FY 2026 Fees ($)	FY 2025 Fees ($)

Audit Fees	7,338,806	9,349,560

Audit-Related Fees	870,138	560,009

Tax Fees	—	9,832

All Other Fees	9,000	9,000

Total Fees	8,217,944	9,928,401

Audit Fees. This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements, as well as issuance of the standalone financial statements required per our debt arrangements.

Audit-Related Fees. This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as Audit Fees. These services include work performed in connection with registration statements such as issuance of comfort letters, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ online research tool.

2026 Proxy Statement 15

PROPOSAL 2 • Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2026, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2027.

16

PROPOSAL 3

Advisory Vote On Executive Compensation

Overview

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing Viasat stockholders with an opportunity to cast an advisory vote to endorse or not endorse the compensation of our Named Executive Officers (identified in the Summary Compensation Table) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

Stockholder Engagement and Responsiveness. Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy and our governance and compensation practices, and to address any concerns they may have. During fiscal year 2026, we engaged in substantive conversations with stockholders representing approximately 57% of our total outstanding common stock.

Our Board has demonstrated responsiveness to feedback received during our discussions with stockholders through the changes we have made to our executive compensation program over the years, as described further below under “Compensation Discussion and Analysis” beginning on p. 20.

We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term value creation.

Executive Compensation Philosophy. Our executive compensation program has been designed to encourage high performance, promote accountability and align the interests of our executive officers with the interests of our stockholders by linking a substantial portion of their total direct compensation to our performance. The program is designed to reward superior performance and provide financial consequences for underperformance. The program is also designed to attract, retain and motivate a talented team of executive officers with superior ability, experience and leadership to grow our business and build stockholder value. We urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our Named Executive Officers. We believe that our executive compensation program fulfills these objectives and that the compensation of our Named Executive Officers is instrumental in contributing to Viasat’s long-term success.

We request stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in our proxy statement for the 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosures.

While this advisory vote is non-binding, our Board values the opinions that our stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, we will continue to hold an advisory say-on-pay vote on an annual basis unless otherwise disclosed. Following this year’s advisory vote, the next scheduled advisory say-on-pay vote will take place at our 2027 annual meeting of stockholders.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

2026 Proxy Statement 17

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of Viasat common stock as of July 1, 2026 by (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of Viasat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of Viasat common stock.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent Beneficial Ownership (%) (3)
Directors and Officers:
Mark Dankberg	1,241,140	(4)	*
Richard Baldridge	278,542	(5)	*
Girish Chandran	79,386	(6)	*
Robert Blair	76,027	(7)	*
John Stenbit	52,819	(8)	*
Craig Miller	42,912	(9)	*
Sean Pak	39,200	(10)	*
Garrett Chase	35,137		*
Theresa Wise	33,500	(11)	*
William LaPlante	4,000	(12)	*
Michael Paull	4,000	(13)	*
Barbara Frenkel	—		*
Shekar Ayyar	—		*
Jinhy Yoon	—		*
All directors and executive officers as a group (17 persons)	1,978,831		1.4
Other 5% Stockholders:
BlackRock, Inc.	18,745,486	(14)	13.6
Vanguard Portfolio Management	9,806,314	(15)	7.1
Vanguard Capital Management	6,894,130	(16)	5.0

*	Less than 1%.

(1)

This table shows beneficial ownership of our common stock as calculated under SEC rules, which specify that a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address of each person or entity named is c/o Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2026 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2026 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2026.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 137,755,490 shares of common stock outstanding on July 1, 2026 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2026.

(4)

Includes (a) 88,482 shares subject to options exercisable by Mr. Dankberg 60 days after July 1, 2026, (b) 64,332 shares held by the Dankberg Family Foundation, and (c) 1,082,196 shares held by the Dankberg Family Trust, of which 249,177 shares are pledged as collateral in a brokerage liquidity access line. With respect to the shares pledged by Mr. Dankberg, it should be noted that (i) Mr. Dankberg’s pledged shares are not designed to shift or hedge any economic risk associated with his ownership of Viasat common stock, (ii) the total number of shares of Viasat common stock pledged under this arrangement constituted less than 1.0% of the total

18

OWNERSHIP OF SECURITIES • Beneficial Ownership Table

outstanding shares of Viasat common stock as of July 1, 2026, (iii) the maximum aggregate principal amount of advances secured by Mr. Dankberg’s pledged shares is $10 million, which, based on the closing price of Viasat common stock on July 1, 2026, would be equivalent to only approximately 120,452 shares of Viasat common stock and (iv) Mr. Dankberg has advised us that he has the financial capacity to repay any advance under his agreement without resort to the pledged shares.

(5)	Includes 223,542 shares held by the Richard and Donna Baldridge Family Trust.

(6)	Includes 17,156 shares subject to options exercisable by Mr. Chandran within 60 days after July 1, 2026.

(7)	Includes 26,491 shares subject to options exercisable by Mr. Blair within 60 days after July 1, 2026.

(8)	Includes (a) 22,500 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2026, and (b) 29,597 shares held by the Pietje 2012 Gift Trust.

(9)	Includes 3,064 shares subject to options exercisable by Mr. Miller within 60 days after July 1, 2026.

(10)

Includes (a) 25,000 shares subject to options exercisable by Mr. Pak within 60 days after July 1, 2026, and (b) 14,200 shares held by the Sean S. Pak and Caroline K. Shin Revocable Trust dated April 29, 2015.

(11)	Includes 22,500 shares subject to options exercisable by Dr. Wise within 60 days after July 1, 2026.

(12)	Includes 3,000 shares subject to options exercisable by Dr. LaPlante within 60 days after July 1, 2026.

(13)	Includes 3,000 shares subject to options exercisable by Mr. Paull within 60 days after July 1, 2026.

(14)

Based solely on information contained in a Schedule 13G/A filed with the SEC on October 17, 2025 by BlackRock, Inc. Such Schedule states that BlackRock, Inc. has sole voting power over 18,456,488 shares and sole dispositive power over 18,745,486 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(15)

Based solely on information contained in a Schedule 13G filed with the SEC on April 29, 2026 by Vanguard Portfolio Management (Vanguard Portfolio). Such Schedule states that Vanguard Portfolio has sole voting power over 56,281 shares and sole dispositive power over 9,806,314 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(16)

Based solely on information contained in a Schedule 13G filed with the SEC on April 30, 2026 by Vanguard Capital Management (Vanguard Capital). Such Schedule states that Vanguard Capital has sole voting power over 1,058,256 shares and sole dispositive power over 6,894,130 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Viasat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% beneficial owners complied with the Section 16(a) filing requirements during the fiscal year ended March 31, 2026, with the following exceptions:

Late reports were filed on behalf of Messrs. Blair, Chandran, Dankberg, Dodd, C. Miller, M. Miller and Palmer, and Ms. Duffy with respect to performance stock units, which should have been reported on the certification date of such awards in May 2025, but were instead reported on June 7, 2025 together with regularly scheduled restricted stock unit vesting.

In addition, late reports were filed on behalf of Messrs. LaPlante and Paull with respect to administrative delays, including the unavailability of required EDGAR access codes and the coordination of filings to be submitted concurrently.

2026 Proxy Statement 19

EXECUTIVE COMPENSATION

QUICK REFERENCE GUIDE:

Compensation Discussion and Analysis

Mark Dankberg

Chairman of the Board

and Chief Executive Officer

Garrett Chase

Senior Vice President and

Chief Financial Officer

Robert Blair

Senior Vice President,

General Counsel and Secretary

Girish Chandran

Corporate Chief Technology Officer and

Senior Vice President, Engineering

Craig Miller

Senior Vice President and

President, Government

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, for our 2026 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to our performance and each of the following aspects of our executive compensation program:

•  overview and objectives of our executive compensation program,

•  explanation of our executive compensation decision-making processes and criteria,

•  description of the components of our executive compensation program, and

•  discussion of how each component helps us achieve our overall compensation objectives.

20

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Business Overview and Fiscal Year 2026 Performance Highlights

We are an innovative, global provider of communications technologies and services, focused on making connectivity accessible, available and secure for current and future customers worldwide. By leveraging our own satellite fleet and its advantages, existing national operator partnerships, plus coverage and capacity from leading third-party satellites and constellations, our services are designed to provide customers with the essential capacity density, market access, speed, bandwidth and responsiveness they need. Our end-to-end multi-band platform of satellites, ground infrastructure and user terminals enables us to provide a wide array of cost-effective, high-quality broadband, narrowband and other connectivity solutions to aviation, maritime, enterprise, consumer, military and government users around the globe, whether on the ground, in the air or at sea. In addition, our government business includes a portfolio of communications gateways; situational awareness and command and control products and services; satellite communication products and services across various frequency bands; and cybersecurity and information assurance products and services. We believe that our diversification strategy—anchored in a broad portfolio of customer-centric products and services and supported by our fleet of broadband and narrowband satellites—our vertical integration and our ability to effectively cross-deploy technologies between government and commercial applications and segments as well as across different geographic markets, provide us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies.

Performance Highlights

Our fiscal year 2026 financial results are largely consistent with our expectations and plans entering the year, despite headwinds from the U.S. Government shutdown during the latter half of the fiscal year. We are pleased with our operational and financial performance, as well as the accomplishments of our teams as we compete and win in attractive growth markets. Highlights for the year include:

•	record new contract awards of $4.9 billion, driven primarily by an 8% year-over-year increase in the Communication Services segment;

•	record backlog of $4.1 billion, with the Defense and Advanced Technologies segment backlog growing 23% year-over-year and the Communication Services segment backlog growing 11% year-over-year;

•	achieved growth in revenue to $4.6 billion, a new record;

•	improved net loss[1] of $34 million in fiscal year 2026 compared to a net loss of $575 million in fiscal year 2025;

•	achieved record Adjusted EBITDA[2] of $1.6 billion;

•	successfully launched ViaSat-3 Flight 2 and, subsequent to fiscal year end, completed all deployments including the reflectors and boom;

•	completed all construction and ground testing on ViaSat-3 Flight 3 to enable a successful launch in the first quarter of fiscal year 2027;

•

redeemed early all remaining $442.6 million aggregate principal amount of our senior notes due in 2025 and repaid the remaining $300 million in principal amount of the original Inmarsat term loan facility that was scheduled to mature in 2026;

•

expanded satellite coverage over the Arctic region using our GX10A and GX10B Highly Elliptical Orbit (HEO) satellite payloads enabling polar coverage for government, maritime and aviation customers; and

•	scaled NexusWave, our multi-orbit solution for commercial shipping vessels, ending the fiscal year with 1,350 vessels in service with an additional 1,500 orders in backlog.

Executive Compensation Decisions Informed by Stockholder Feedback

Our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy and governance and compensation practices, and to address any concerns they may have. During fiscal year 2026, we engaged in substantive conversations with stockholders representing approximately 57% of our total outstanding common stock.

[1]	Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders.
[2]

Adjusted EBITDA is a non-GAAP measure. We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition and transaction related expenses, loss or gain on disposition of certain assets and/or related businesses, product lines or other similar investments, loss or gain on debt extinguishment, and nonrecurring impairment of satellites and networking assets. For an itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, please see “Pay Versus Performance” below.

2026 Proxy Statement 21

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Our Board and our Compensation and Human Resources Committee, or the Committee, have demonstrated responsiveness to feedback received during these discussions through the changes we have made to our executive compensation program over time, as described below.

What We Heard	What We Did

Seek further alignment of executive compensation with long-term stockholder interests

Implemented a performance-based equity program starting in 2018, introduced shareholder-requested design changes in fiscal year 2025, and continued to refine the design of our performance-based equity program for fiscal year 2026 to further align executive compensation with long-term stockholder interests, which is described further in Long-Term Cash and Equity Incentive Compensation

Increase weighting of corporate financial and operational criteria in determining annual bonus payouts	Increased weighting of financial criteria for annual bonus determination to 70% for all executive officers

Replace target annual bonus ranges with specific target annual bonus percentages for each executive officer	Shifted to a specific annual bonus payout target for annual incentive compensation for each executive officer

Adopt a maximum cap on annual bonus payouts	Implemented a maximum annual bonus payout, equal to 200% of target, for all executive officers

Provide additional disclosure about peer group selection process	Enhanced peer group disclosure in proxy statement

Implement a clawback policy

Adopted a clawback policy to enable recovery of cash and equity incentive compensation (including time-based and performance-based incentive awards) related to a financial restatement resulting from an executive officer’s misconduct. In fiscal year 2024, we also adopted a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws.

Overview and Objectives of Executive Compensation Program

Key Features of Our Executive Compensation Policies and Practices

What We Do	What We Don’t Do
☑ Link the vast majority of executive officer pay to business and individual performance

☒  No repricing or exchange of underwater stock options without stockholder approval

☒  No single trigger change in control provisions for executive officers

☒  No excise tax gross-ups

☒  No employment contracts unless required by law

☒  No guaranteed base salary increases, annual bonuses or annual equity award values

☒  No compensation plans that encourage excessive or unnecessary risk taking

☑ Maintain meaningful executive officer and non-employee director stock ownership guidelines and CEO Stock Holding Policy
☑ Provide a limited number of perquisites
☑ Prohibit short sales and hedging of Viasat stock by executive officers and directors
☑ Maintain a clawback policy
☑ Use multiple performance measures and caps on potential incentive payments
☑ Engage an independent compensation consultant ☑ Conduct an annual executive compensation assessment

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Compensation Objectives

The objectives of our executive compensation program are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives with compensation that is competitive and fair. Because our executive compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation. We strongly believe that a significant amount of executive compensation should be designed to reward superior performance, and we believe that our executive officers should be accountable for the overall performance of our business as well as their individual performance. To achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual bonuses are based on, among other things, pre-established corporate financial performance metrics and individual performance. Also, as described below, executive officers receive long-term incentive awards, including time-based and performance-based awards. A significant portion of the total direct compensation for our Named Executive Officers is delivered as incentive-based compensation, including long-term equity and cash performance awards. Total incentive-based compensation, defined as the sum of annual bonus and long-term incentive awards granted in fiscal year 2026, represented approximately 91% and 83% of total direct compensation for our Chief Executive Officer and Named Executive Officers, respectively.

1

Compensation data used to create the charts above excludes the value of special performance and recognition awards earned by Messrs. Chandran, Blair and Chase in fiscal year 2026. The special awards are discussed below in “Additional Fiscal Year 2026 Special Performance and Recognition Awards” and disclosed in the “Summary Compensation Table” and “Grants of Plan-based Awards in Fiscal Year 2026” table. We subtracted these amounts from “Other Named Executive Officer” average compensation to increase transparency of the Committee’s decision-making process and its effect on individual pay elements in relation to total direct compensation, exclusive of special awards.

Alignment with Stockholder Interests. We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are closely aligned with the interests of our stockholders. We accomplish this objective in multiple ways. First, a significant portion of our Named Executive Officer compensation is linked to achievement of rigorous financial, operational and stock price performance metrics. Second, we have adopted stock ownership guidelines that require our executive officers to own a significant amount of Viasat stock. Third, we grant long-term incentive awards as a significant part of our executive compensation program. Fourth, we’ve adopted a CEO stock holding requirement for which our CEO must hold vested or exercised stock awards for 12 months following a vesting or settlement date. We have also adopted a clawback policy to allow the Committee to recover incentive compensation (including time-based and performance-based cash and equity awards) from an executive officer in the event of a financial restatement resulting from such executive officer’s misconduct, as further described below. We also maintain a compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws.

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Structure Allows Competitive and Fair Compensation Packages. We believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel. Stockholders are accordingly best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create compensation packages for our executive officers that deliver compensation that is comparable to the total compensation opportunities delivered by the companies with which we compete for executive talent.

Decision-Making Processes and Criteria

The Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending certain components of executive officer compensation to our Board for approval. The Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Pursuant to its charter, the Committee is authorized to review and approve the compensation of the company’s Chief Executive Officer and other executive officers. Each member of the Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Committee charter can be found on the Investor Relations section of our website at investors.viasat.com.

In fiscal year 2026, the Committee again engaged the executive compensation consulting firm, Compensia, to provide analysis and advice on matters relating to executive officer compensation and benefits practices. After conducting an evaluation using the factors established by the SEC and Nasdaq, the Committee determined that Compensia is independent and that there is no conflict of interest arising from the work performed by Compensia during fiscal year 2026.

Because our executive compensation program relies on the use of three relatively straightforward elements (base salary, annual bonuses and long-term cash and equity awards), the process for determining executive compensation remains fairly consistent across each element. In determining each element of executive compensation, the Committee generally considers each of the following factors:

•	industry compensation data,

•	individual performance and contributions,

•	company financial and operational performance,

•	company strategic positioning,

•	total executive compensation,

•	affordability of cash compensation based on Viasat’s financial results,

•	availability and affordability of shares for equity awards, and

•	stockholder feedback, including the results of say-on-pay votes.

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Peer Group Selection Process. As part of the process of determining executive compensation, the Committee reviews competitive executive compensation data of relevant companies from across the industries in which we primarily operate. Through a thorough annual evaluation process, the Committee identifies the appropriate group of companies to reference as a peer group for compensation comparison purposes. The peer group was selected based on a variety of factors, including industry, revenue, business model and market capitalization. The Committee also reviewed competitive market information from the Radford McLagan Compensation Database, a globally recognized source of market information of participating companies in the technology sector. An overview of the key criteria considered and process followed by the Committee to determine the appropriate peer group is summarized below:

Factors Considered for Peer Group Selection	• Industry • Revenue • Business Model • Market Capitalization	• Provides multiple lenses to review potentially comparable companies

Additional Inputs Used for Compensation Decisions

•

Competitive market information from the Radford McLagan Compensation Database, a globally recognized source of market information for participating companies in the technology sector, including technology (hardware) and telecommunications industries

•

Permits the Committee to review aggregated compensation data for positions similar to those held by executive officers in the technology industry

•

Provides comprehensive data including pooled compensation data for positions sharing substantially the same duties and responsibilities required of executive officers

•

Allows the Committee to compare executive officers to those across a wide range of organizations outside of Viasat’s traditional, and more limited, group of competitors

•

Individual company compensation data for companies in the survey was not provided to the Committee

For fiscal year 2026 compensation decisions, the Committee approved a peer group consisting of the following companies:

Fiscal Year 2026 Peer Group
Technology	Network/Communications	Aerospace
Akamai Technologies Inc.

Coherent Corp.

Equinix Inc.

F5, Inc.

Fabrinet	Ciena Corporation

Fortinet, Inc.	Extreme Networks, Inc.

Gen Digital, Inc.	Lumentum Holdings Inc.	Transdigm Group Inc.

IAC/Interactivecorp	SBA Communications Corp

Nutanix, Inc.	Viavi Solutions Inc.

Palo Alto Networks Inc.

PTC Inc.

Rackspace Technology, Inc.

Ring Central, Inc.

In evaluating our peer group for fiscal year 2026, the Committee made several changes, including removing Juniper Networks, Inc. and Spirit Aerosystems Holdings, Inc., and adding Extreme Networks, Inc. and Viavi Solutions Inc. The resulting peer group for fiscal year 2026 was comprised of companies with revenues generally ranging within 0.25x and 2.5x of Viasat’s

2026 Proxy Statement 25

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

revenues for the most recently completed fiscal year, with Viasat placing in approximately the 74th percentile among the nineteen peer group companies, based on the data available to the Committee at the time the peer group was selected.

For fiscal year 2027, the Committee approved Compensia’s proposal to make further adjustments to maintain ongoing alignment with selection criteria and remove Equinix Inc., Palo Alto Networks Inc., and Transdigm Group, Inc. While the annual revenue of these three companies are within the defined range of the peer group revenue selection criteria, the market value of their outstanding common equity and the resulting ratio of market value-to-revenue were significantly greater than that of Viasat and the remaining peers. These three companies were replaced with AeroVironment, Inc., Kratos Defense & Security Solutions, Inc., Leonardo DRS, Inc., Skyworks Solutions, Inc. and StandardAero, Inc. As a result of these changes, the peer group for fiscal year 2027 is more closely aligned with our business through the addition of four companies in the Aerospace & Defense sector and one company in the Technology sector.

Individual Performance and Contributions. The Committee assesses individual executive performance and contributions. The individual performance assessments made by the Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer provides input to the Committee on the individual performance and contributions of our executive officers other than himself. With respect to assessing the individual performance of our Chief Executive Officer, the Committee relies on an annual assessment completed by our Nomination, Evaluation and Corporate Governance Committee. While the Committee believes input from management and outside advisors is valuable, the Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial Market Performance. A major principle of our executive compensation philosophy is the belief that a significant amount of executive compensation should be performance-based. The Committee relies on financial and market metrics and predefined goals to ensure we pay for performance.

•

Our annual bonus plan ensures our Named Executive Officers focus on and prioritize our financial objectives for the year by weighting corporate performance at 70% of the total annual bonus opportunity. The remaining portion of our performance expectations for the annual bonus plan involves individual performance, which is weighted at 30% of the total annual bonus opportunity.

•

Our long-term incentive strategy for fiscal year 2026 included time-based restricted stock unit awards (weighted 50% of the target total long-term incentive opportunity) and two forms of long-term performance-based awards that are earned at the end of three years based on three-year cumulative Adjusted EBITDA and free cash flow in relation to pre-established goals and subject to adjustment based on our total shareholder return as compared to the Russell 3000 Index over the same period (also weighted 50% of the target total long-term incentive opportunity). Stock-settled long-term incentive awards, including time-based restricted stock units and the performance-based restricted stock units granted in fiscal year 2026, represented 75% of the target total long-term incentive opportunity. The balance of the fiscal year 2026 target total long-term incentive opportunity consisted of cash-based awards due to share reserve constraints under our equity plan, which represented 25% of each Named Executive Officer’s target total long-term incentive opportunity. All three forms of long-term incentive awards we granted in fiscal year 2026 ensure that the long-term interests of our Named Executive Officers align with those of our stockholders.

Company Strategic Positioning. Given the importance of the long-term performance of the company, the current strategic positioning of the company is also a significant factor in the assessment of our executive compensation program and the determination of executive compensation components. The Committee considers the strategic positioning of the company as a basis for determining base salaries, annual bonuses, equity award allocations and other executive compensation.

Total Executive Compensation.  The Committee assesses each of the individual pay elements that constitute target total direct compensation, which we define as the sum of base salary, target annual bonus, and target annual long-term incentive opportunity. This focus on the individual pay elements ensures that the resulting pay mix of cash-to-stock and fixed-to-variable compensation are appropriate for business and talent objectives and in relation to observed market practices and stockholder expectations. In terms of the competitiveness of executive compensation, the Committee’s primary focus is on target total direct compensation rather than the individual compensation elements. Our goal is to provide a comprehensive and compelling executive compensation opportunity to each of our Named Executive Officers. This approach provides the Committee with the flexibility to set market-competitive compensation opportunities that reflect the skills and experience of our Named Executive Officers. We incorporate market compensation data from our peer group and from the Radford McLagan Compensation Database as discussed above in this section. Market data sets the parameters of compensation for each job. The Committee then determines the value for each individual Named Executive Officer based on its assessment of performance and individual contributions.

26

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

The structure of each compensation element in relation to our target total direct compensation, defined as the sum of base salary, target annual bonus, and annual target long-term incentive is intentional. Our target pay mix provides an appropriate balance of fixed and variable incentive compensation, supporting our talent objectives and aligning with our short-term and long-term performance needs. The stock-settled long-term incentive awards we grant and the use of relative total shareholder return modifiers in our fiscal year 2026 long-term incentive strategy are intended to align the compensation our executive officers receive with the value we create for our stockholders.

Affordability. Prior to completing its executive compensation review and evaluation, the Committee confirms that proposed cash compensation, which for fiscal year 2026 included base salary, annual bonus and long-term cash incentive awards, is affordable under and consistent with Viasat’s financial results. With respect to long-term incentive awards granted as equity, the Committee confirms the availability and affordability of shares prior to granting the equity awards to our executive officers. To the extent the Committee determines that an individual pay element or a combination of pay elements of executive compensation is not affordable, appropriate adjustments are made prior to final approval by the Committee and any subsequent recommendation to the Board. As a result of this evaluation in fiscal year 2026, due to constraints on our share reserve under our equity plan during fiscal year 2026, the Committee determined to grant a portion of the performance-based long-term incentive awards to our Named Executive Officers in the form of performance cash awards. These awards represented 25% of the target long-term incentive opportunity at the time they were initially reviewed by the Committee. However, based on an increase in the fair value of stock awards between the planning date and final grant date, the grant date fair value represented approximately 13% of the total long-term incentive opportunity provided to our Named Executive Officers in fiscal year 2026.

The Role of Stockholder Feedback. As described above, our management team regularly engages with our stockholders to proactively understand their perspectives on our business and strategy, and corporate governance and compensation practices, and to address any concerns they may have. We also hold annual non-binding advisory say-on-pay votes on our Named Executive Officer compensation, with the most recent say-on-pay vote held in September 2025, with over 95% of stockholder votes cast in favor of our say-on-pay proposal. As the Committee evaluated our executive compensation policies and practices throughout fiscal year 2026, they were mindful of the level of support for the say-on-pay vote held at our annual meeting in September 2025 and the input our stockholders expressed for our compensation philosophy and objectives. The Committee will continue to consider the outcome of future say-on-pay votes and material stockholder feedback when making future compensation decisions for executive officers.

Determination of Compensation. The Committee and the Board hold several meetings each year for the review, evaluation and determination of executive compensation. The Committee determines the appropriate compensation for each individual executive officer after considering the factors described in the preceding paragraphs.

The Committee relies on multiple inputs to set executive compensation for our Named Executive Officers. As discussed in “Total Executive Compensation” above, the Committee exercises business judgement and its experience in formulating and finalizing compensation decisions. Other inputs include competitive compensation market data, company and individual performance, leadership qualities, individual contributions, operational results, business responsibilities, experience, career with the company, current compensation arrangements, long-term potential to enhance stockholder value, and input it receives from its independent compensation consultant. While competitive compensation market data paid by other companies is one of the many factors the Committee considers in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, we incorporate flexibility into our executive compensation program and in the assessment and decision-making processes responding to and adjusting for the evolving business environment, including our internal needs and objectives and the expectations and feedback of our stockholders.

Compensation Program Elements

The elements of our executive compensation program are the following: base salary, annual bonuses, long-term incentive compensation in the form of equity awards and, for fiscal year 2026, performance cash awards, and certain other benefits that are generally available to all our employees.

Base Salary. In evaluating base salaries, the Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by its compensation consultant, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Committee considers to what extent the executive officer:

•	sustains a high level of performance,

•	demonstrates leadership and success in contributing toward Viasat’s achievement of key business and financial objectives,

•	contributes significantly to the development and execution of Viasat’s long-term strategy,

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

•	has a proven ability to help create stockholder value, and

•	possesses highly developed skills and abilities critical to Viasat’s success.

The following table sets forth the base salaries for fiscal years 2025 and 2026 for each of our Named Executive Officers. The effective date for base salary adjustments for our Named Executive Officers in fiscal year 2026 was December 1, 2025, which was the same as the effective date for all other U.S. employees that received a base salary increase as part of our annual process.

Executive	Fiscal Year End 2025 Annual Base Salary Effective Date and Value ($)		Fiscal Year End 2026 Annual Base Salary Effective Date and Value ($)		Annualized Percentage Increase Using Base Salary Effective Dates
Mark Dankberg[1]	4/1/2022	1,365,000	12/1/2025	1,500,000	2.6%
Garrett Chase[2]	9/16/2024	675,000	12/1/2025	750,000	9.1%
Robert Blair[3]	4/1/2024	585,000	12/1/2025	700,000	11.4%
Girish Chandran[4]	1/1/2025	750,000	12/1/2025	750,000	0.0%
Craig Miller[5]	4/1/2024	705,000	12/1/2025	750,000	3.8%

1

Mr. Dankberg’s most recent base salary increase prior to the increase in fiscal year 2026 was on April 1, 2022, which aligned with our enterprise-wide annual process for that year. He did not receive another base salary increase until December 1, 2025. The annualized base salary percentage increase he received during fiscal year 2026 was in range with representative base salary increases that other Viasat employees located in the U.S. received.

2

Mr. Chase’s base salary increase reflected the Committee’s positive view of his performance since joining Viasat, an expansion of his responsibilities, and desire to attain an appropriate competitive positioning in relation to market base salary data and the resulting target total cash compensation (defined as the sum of base salary and target bonus) and target total direct compensation (defined as the sum of target total cash compensation and the annual target award value of long-term incentive awards).

3

Mr. Blair’s base salary increase on April 1, 2024 aligned with our enterprise-wide annual process for that year. The next base salary increase he received was effective on December 1, 2025. His base salary increase percentage reflected the Committee’s positive view of his performance and desire to attain an appropriate competitive positioning in relation to market base salary and the resulting target total cash compensation and target total direct compensation.

4

Mr. Chandran received an off-cycle base salary increase when his role expanded to Corporate Chief Technology Officer and Senior Vice President, Engineering. Given the timing of the base salary increase he received during fiscal year 2025, he did not receive a base salary increase during fiscal year 2026.

5

Mr. Miller’s base salary increase on April 1, 2024 aligned with our enterprise-wide annual process for that year. The base salary percentage increase he received was in range with representative base salary increases that other Viasat employees located in the U.S. received.

Annual Bonuses. Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests, and attracting and retaining top level executive officers in our industry, the Committee approved annual bonuses for fiscal year 2026 to our Named Executive Officers. In determining annual bonus awards, the Board and the Committee considered industry compensation surveys, compensation data from peer group companies and achievement of certain company and individual performance objectives. Target bonus opportunities for our Named Executive Officers, as set forth in the table below, are determined by the Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies and have an established maximum bonus payout opportunity of 200% of each executive officer’s target bonus. The Committee also considers the expected contributions of each executive officer toward the overall success of the company.

The Board and the Committee also retain discretion to take additional factors into account in determining final annual bonus awards (such as market conditions, key awards, total executive compensation, strategic positioning, additional company financial metrics or extraordinary individual contributions) and may make bonus payouts above or below the target bonus opportunities, to the extent appropriate. The use of business judgment and the backstop that positive and negative discretion provide ensure bonus decisions and outcomes align with the best interests of the company and our stockholders.

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Named Executive Officers Annual Metric Selection and Bonus Determination. For fiscal year 2026, the Committee relied on performance assessment and decision-making processes that considered corporate financial and individual performance results. Results for the corporate financial modifier and the individual modifier are calculated separately and combined using their assigned weightings of 70% and 30%, respectively. The sum of the weighted performance modifiers creates the “Combined Performance Modifier”. Each Named Executive Officer’s target bonus is multiplied by the Combined Performance Modifier to generate a “Formula Bonus Award”. The Committee reviews and applies adjustments as necessary to the Formula Bonus Award, which is approved following a final review as each Named Executive Officer’s “Earned Bonus Award”.

The Committee’s processes assess corporate financial performance and individual performance, ensuring we are paying for performance on the metrics that align with our business strategy, are important to our stockholders, and provide focus and accountability for our Named Executive Officers to deliver on our goals and objectives. The Committee maintains authority to exercise discretion, including negative discretion, to ensure compensation outcomes are fair, appropriate and aligned with stockholder interests.

Corporate Financial Performance Objectives (70% of Annual Bonus Determination). For fiscal year 2026, the Committee selected revenue, Adjusted EBITDA, and New Contract Awards as our corporate financial performance bonus metrics. These metrics reflect our operating plan priorities of top line growth, margin expansion, and securing customer commitments to buy our products and services in future years. The goals underlying these metrics were reviewed and approved by the Committee at the beginning of the fiscal year. Year-over-year performance comparisons of our goals using the same metrics can be misleading given non-linear growth and volatility in the internal and external factors that influence the Committee’s performance expectations.

The table below summarizes the primary design features of our fiscal year 2026 bonus plan and applicable weighted results for each metric, which collectively determine the corporate financial performance portion of total bonus funding for fiscal year 2026. Corporate financial performance as a percentage of total target bonus funding is weighted 70%, with the balance tied to individual performance. Actual bonus funding for corporate financial performance can range from 0% to 200%, depending on results. Threshold, target, and maximum bonus funding levels for corporate financial performance are set at 50%, 100%, and 200%, respectively. The Committee, acting under delegation of authority from the Board, determined that the company’s achievement relative to the pre-established objectives described below was 121%. By multiplying the corporate financial performance bonus funding of 121% by its assigned weight of 70%, the portion of fiscal year 2026 bonus earned for corporate financial performance was 84.7%.

Performance Metric	Assigned Weighting (%)	FY 2026 Performance Range (%)	FY 2026 Objective ($)	FY 2026 Actual Results ($)	Weighted Funding (%)

Financial — Adjusted EBITDA (1)	40	90 – 120	1,525.0 million	1,550.0 million	43

Financial — New Contract Awards	30	85 – 115	4,490.0 million	4,932.0 million	50

Financial — Total Revenues	30	85 – 115	4,719.0 million	4,640.0 million	28

FY26 Corporate Financial Performance Bonus Funding % (Sum of Weighted Funding Percentages for each Metric)					121

Weighted FY26 Corporate Financial Performance Bonus Funding % (121 x 70%)					84.7%

(1)

We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition and transaction related expenses, loss or gain on disposition of certain assets and/or related businesses, product lines or other similar investments, loss or gain on debt extinguishment, and nonrecurring impairment of satellites and networking assets. For an itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, please see “Pay Versus Performance” below.

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Individual Performance Objectives (30% of Annual Bonus Determination). Individual leadership and strategic objectives are determined by the Committee, with the objectives for the Named Executive Officers (other than our Chief Executive Officer) based on input and recommendations from our Chief Executive Officer. Individual leadership and strategic objectives for our Chief Executive Officer are determined by the Committee based on the recommendation of the Nomination, Evaluation and Corporate Governance Committee. Metrics are qualitative in nature; each Named Executive Officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon an evaluation of individual performance by the Committee.

The Committee applied a consistent approach when making bonus decisions for the Named Executive Officers and considered its ability to apply negative discretion to ensure final bonus decisions are aligned with the best interests of the company and its shareholders. Additionally, the Committee assessed the year-over-year change in annual bonus awards and the effect of bonus awards on total direct compensation (defined as the sum of base salary, bonus, and the target value of long-term incentive awards) positioning for each Named Executive Officer, ensuring final decisions reflected our pay-for-performance philosophy in absolute and relative terms and were appropriate given the value of each executive officer’s contributions. The Committee did not exercise discretion, except for minor adjustments for rounding that are identified below in “Fiscal Year 2026 Earned Bonus Awards”.

Chief Executive Officer Annual Bonus Determination. To determine our Chief Executive Officer’s individual performance achievement for the leadership and strategic objectives in fiscal year 2026, the Committee relied on an assessment of our Chief Executive Officer’s performance completed by the Nomination, Evaluation and Corporate Governance Committee. The criteria used by the Nomination, Evaluation and Corporate Governance Committee included the following:

•	Leadership. Defining, managing and attaining corporate goals, and exemplifying and promoting ethics and integrity throughout the company.

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

The Nomination, Evaluation and Corporate Governance Committee evaluated our Chief Executive Officer’s leadership and strategic performance during fiscal year 2026 in the context of the company’s strong financial results relative to the pre-established, objective financial criteria described above, and noted, among other things, the following achievements:

Leadership Performance	Strategic Performance

Successfully launched ViaSat-3 Flight 2 in fiscal year 2026 and completed all construction and ground testing for ViaSat-3 Flight 3, which successfully launched in the first quarter of fiscal year 2027

Achieved positive free cash flow(1) ahead of plan despite capital expenditures associated with ViaSat-3 Flight 2 and Flight 3 launches

Completed the One Viasat initiative to make the company simpler, clearer, faster and more competitive	Positioned government business for sustainable, profitable growth through cost improvements and contract execution in key defense programs

Worked to create new platforms for growth, including Equatys, a jointly held entity to enable direct-to-device services	Advanced L-band spectrum strategy, including progress on Equatys and regulatory engagement to unlock long-term spectrum value

Initiated Objectives and Key Results (OKR) methodology to drive performance, increase alignment and promote accountability	Completed the sale of Viasat’s joint venture interest in Navarino and lowered leverage

Served as keynote speaker and held other key roles at external events, helping to elevate Viasat’s industry presence and thought leadership	Grew core mobility franchises year-over-year in fiscal year 2026, while supporting the launch of free models with flagship carriers, American Airlines and Southwest Airlines

(1)

Free cash flow is a non-GAAP measure. We define free cash flow as net cash provided by (used in) operating activities minus purchase of property, equipment and satellites, and other assets (capital expenditures). We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. An itemized reconciliation between net cash provided by (used in) operating activities and free cash flow for fiscal year 2026 is set forth below under “Long-Term Cash and Equity Incentive Compensation.”

Based on the accomplishments set forth above, as well as the achievement of other leadership and strategic objectives, the Nomination, Evaluation and Corporate Governance Committee awarded Mr. Dankberg 120% credit for the achievement of individual performance objectives. The Committee relied on the foregoing evaluations in determining Mr. Dankberg’s final annual bonus award.

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Other Named Executive Officers Annual Bonus Results. In evaluating the individual performance of our other Named Executive Officers, the Committee placed special emphasis on the leadership provided by each Named Executive Officer in the achievement of financial, critical non-financial, operational and strategic business objectives on an enterprise level and across their respective areas of accountability during fiscal year 2026. In particular, the Committee considered each individual’s contributions during fiscal year 2026 to achieving strong financial results and key strategic and developmental objectives, including record revenue and awards, execution on synergy and strategic opportunities though methodical Inmarsat integration, strengthening our capital structure and investing in profitable, sustainable growth, and building depth and capabilities across their teams. In addition, the Committee considered the following critical outcomes for each Named Executive Officer in determining his individual performance modifier for purposes of the final annual bonus payouts:

•	Mr. Chase: Led capital structure optimization and financial strategy, accelerating free cash flow generation and deleveraging while strengthening investor engagement and financial discipline.

•	Mr. Blair: Led legal and regulatory strategy supporting spectrum, policy and strategic initiatives while strengthening governance, compliance and risk management.

•	Mr. Chandran: Led technology strategy and engineering execution, advancing ViaSat-3 and next-generation multi-orbit and D2D platforms while improving productivity and operational performance.

•	Mr. Miller: Led repositioning of the government business, improving cost structure, engineering efficiency and execution to support sustainable, profitable growth.

Based on the accomplishments detailed above and the extensive feedback provided by our Chief Executive Officer, the Committee assigned our other Named Executive Officers individual performance scores of approximately 120% to 160% (before the application of the individual performance modifier’s weighting of 30%), reflecting the individual and collective strength and value of their contributions to our fiscal year 2026 success.

Fiscal Year 2026 Earned Bonus Awards. Based upon our financial results for fiscal year 2026 relative to the pre-established financial objectives described above and the Committee’s evaluation of our corporate achievements and individual executive performance, the Committee, acting under delegation of authority from the Board, approved the bonuses in the table below for our Named Executive Officers for fiscal year 2026:

Executive	Target Bonus As Percentage of Annual Base Salary (%)	Earned Bonus Award (1)($)	Earned Bonus Award As Percentage of Target Bonus (%)

Mark Dankberg	150	2,450,000	109

Garrett Chase	100	850,000	113

Robert Blair	100	700,000	100

Girish Chandran	80	750,000	125

Craig Miller	80	725,000	121

(1)

The Committee relied on the weighted average fiscal year 2026 target bonus value for those Named Executive Officers that received base salary and target bonus adjustments during fiscal year 2026 as the starting point of its performance assessment and decision-making processes. Weighted averages were calculated using the old and new base salaries and target bonus values, multiplied by a fraction the number of days during fiscal year 2026 that old and new base salaries and target bonuses were effective, divided by 365 days. The Committee then applied the Combined Performance Modifier to the weighted average target bonus to determine each Named Executive Officer’s Earned Bonus Award.

Additional Fiscal Year 2026 Special Performance and Recognition Awards. The Committee awarded special awards to Messrs. Chandran, Blair and Chase during fiscal year 2026 in recognition of their extraordinary contributions. The award values are disclosed in the “Summary Compensation Table” for each Named Executive Officer and in the “Grants of Plan-based Awards in Fiscal Year 2026” table for Mr. Chase. These special awards are summarized below.

•

Pursuant to an agreement with Mr. Chandran that the Committee approved in March 2025, Mr. Chandran received a supplemental performance bonus award of $500,000 for fiscal year 2026 performance. The supplemental performance bonus was structured outside of the company’s annual bonus plan for our executive officers. This approach was necessitated by Mr. Chandran agreeing to serve in the combined role of Corporate Chief Technology Officer and Senior

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Vice President, Engineering, and the unique and urgent demands of the combined role for fiscal year 2026. The pre-established goals were created prior to the start of fiscal year 2026 and are identified below.

•	Transformation of the engineering function, including the:

•	Introduction of Operating and Key Results (“OKRs”) and Key Performance Indicators (“KPIs”), enhancing our ability to develop, implement and measure progress in attaining key goals;

•	Improvement of velocity of execution (via prioritization, process efficiency, technical excellence and performance management);

•	Retention of critical and high-impact engineering staff;

•	Hiring of new talent to close critical skills gaps; and

•	Development of future engineering leaders.

•	Successful execution of satellite launch and service delivery schedule.

The Committee met to review and discuss Mr. Chandran’s performance as defined by his supplemental bonus goals during fiscal year 2026. The Committee determined Mr. Chandran was successful in achieving the supplemental bonus goals and approved the payment to Mr. Chandran of his supplemental bonus.

•

The Committee approved a special recognition award for Mr. Robert Blair for his leadership that resulted in Viasat receiving a lump sum payment of $420 million and quarterly follow-on payments per the terms of the Ligado settlement agreement signed in June 2025. The special recognition award of $600,000 was paid in December 2025. The Committee worked with its independent compensation consultant to identify and assess market practices for special recognition payments to executives in similar situations and outcomes and in developing and approving the special one-time recognition award for Mr. Blair. Given the extended duration of work required to receive the Ligado settlement payment, the value of the award in relation to Mr. Blair’s fiscal year 2026 target bonus, and to ensure transparency, the Committee structured the special recognition award as a separate payment outside of the annual bonus plan.

•

The Committee approved a special one-time recognition award for Mr. Chase, which compensates him for accepting the additional responsibilities of leading and transforming our Operations, Information Technology (Corporate), and Quality departments. Mr. Chase’s special recognition award was structured as a restricted stock unit award, consisting of 63,000 shares with a grant date fair value of $2,213,820. The restricted stock unit award will vest one-third per year on the first, second and third annual anniversaries of the grant date of December 1, 2026. The Committee decided to compensate Mr. Chase with a special recognition award rather than increasing his target total direct compensation because of potential organizational changes that might change the size, scale and number of departments that he leads.

Long-Term Cash and Equity Incentive Compensation. Consistent with our belief that long-term compensation is a key component of an effective executive compensation program at growth-oriented technology companies, particularly one with non-linear growth, our Committee, acting under delegation of authority from the Board, approved long-term cash and equity incentive awards to our executive officers in fiscal year 2026. The Committee determined the target long-term incentive award levels for fiscal year 2026 in a manner consistent with the determination of base salary and annual bonuses. The Committee considered (1) the industry compensation data described above, (2) individual performance and contributions, (3) total executive compensation, (4) stockholder feedback on our executive compensation program, and (5) the availability and affordability of shares for equity awards in determining equity compensation for our executive officers. In determining the availability and affordability of shares for the fiscal year 2026 long-term incentive awards for our executive officers, the Committee also considered:

•	the peer group data and compensation survey data from Radford,

•	the number of shares available for issuance under our equity plan,

•	the number of shares budgeted for non-executive equity awards,

•	the expected future retention of both executive officers and non-executives,

•	annual dilution (burn) rate associated with the grant of equity awards,

•	Viasat’s equity overhang levels,

•	the estimated accounting expense of potential equity awards, and

•	the tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Committee, acting under delegation of authority from the Board, approved long-term incentive awards in the form of time-based restricted stock units, performance-based restricted stock units and long-term performance cash awards for our Named Executive Officers in fiscal year 2026. In addition, Messrs. Dankberg and Blair each received a one-time equity award in one of our subsidiaries, Snappi Holdco, Inc.

32

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Effect of Stock Price Volatility on Fiscal Year 2026 Long-Term Incentive (“LTI”) Target Award Values and Target Total Direct Compensation

Viasat typically completes and seeks Committee approval of our annual LTI strategy and underlying methodologies during the first quarter of each fiscal year. This process includes identifying a planning stock price that is used to develop cumulative and individual target award and share count values for our Named Executive Officers and other employees, which the Committee reviews and approves prior to grant. For fiscal year 2026, the Committee approved a planning stock price of $13.00 per share, which was representative of Viasat’s stock price at the time. The planning process typically ends when annual LTI awards are granted to our Named Executive Officers and other recipients on a pre-established grant date in June.

Concurrent with the LTI planning process in fiscal year 2026, the company was also completing and implementing a multi-year effort to align our talent and compensation philosophies, strategies and administrative workstreams. Viasat launched the effort to maximize the effectiveness and contributions of our workforce and enhance our ability to attract, develop, motivate and retain top performing talent. Given the importance of these workstreams and the need to coordinate timing, the company proposed and the Committee approved delaying the fiscal year 2026 grant date from June 2025 until August 2025.

Viasat’s stock price appreciated significantly between the planning date and the August 2025 final grant date. The delay resulted in a grant date fair value of $27.10, which was more than double the planning price of $13.00 per share. As a result:

•	fiscal year 2026 “Stock Awards” and “Total” values in the “Summary Compensation Table” increased significantly compared to fiscal year 2025 disclosed values;

•	fiscal year 2026 total compensation percentages delivered as LTI increased significantly compared to base salaries and bonuses relative to fiscal year 2025 pay mix percentages;

•

fiscal year 2026 total LTI percentages changed from the Committee-approved planning mix of 50% restricted stock units, 25% performance stock units and 25% performance cash awards to the grant date LTI mix of 54% restricted stock units, 33% performance stock units and 13% performance cash awards. The target value of the performance cash awards did not change as a result of the increase in stock price between the planning period and the grant date; and

•	fiscal year 2026 total compensation for our named executive officers remained within representative ranges of observed market practices.

The Committee reviewed the rapid increase in stock price and its effect on compensation outcomes for our Named Executive Officers. The Committee chose to maintain the previously approved planning stock price rather than increase it given the complexity that changing it would create for management’s planning and LTI administration activities for all participants, the uncertainty of ongoing stock price volatility and its effect on our fiscal year 2026 LTI award grant strategy, and the additional risk created by further delaying the grant date. The Committee’s rationale to maintain the planning stock price means it would have made the same decision if Viasat’s stock price declined rather than increased during the same period.

Restricted Stock Units. Our Committee believes that time-based restricted stock units that vest over a multi-year period in equal annual installments based on continued employment provide a strong retentive tool for our Named Executive Officers, helping to ensure their continued motivation and service over a multi-year period. Prior to June 2024, restricted stock units granted to our Named Executive Officers vested over four years, which was revised to a standard three-year vesting schedule commencing with the restricted stock units granted to our Named Executive Officers in June 2024. For fiscal year 2026, approximately 50% of the value of the long-term incentive awards at the time they were initially reviewed by the Committee (and approximately 54% of the grant date fair value based on the increase in the fair value of stock awards between the planning date and final grant date) was granted in the form of restricted stock units. These percentages (and the percentages discussed in “Performance Stock Units and Performance Cash Awards” below) exclude the value of special awards described in “Additional Fiscal Year 2026 Special Performance and Recognition Awards”.

In addition, the Named Executive Officers may also be eligible for accelerated vesting of all or a portion of their restricted stock units in accordance with the terms of their severance agreements and change in control severance agreements, as described below.

Performance Stock Units and Performance Cash Awards. Consistent with previous years, in fiscal year 2026 the Committee granted a substantial portion of the long-term incentives to our Named Executive Officers in the form of performance-based awards. Prior to June 2024, performance-based equity incentives granted to our Named Executive Officers were awarded in the form of performance stock options, but the Committee determined that issuing awards in the form of performance stock units maintained the right incentive structure while having a less dilutive impact under our equity program. The Committee also determined that the performance-based long-term incentive awards granted to our Named Executive Officers in fiscal year 2026 would be delivered in the form of performance stock unit awards and long-term performance cash awards, each representing approximately 25% of the Named Executive Officer’s total target long-term incentive awards for such fiscal year, which are described below. The use of performance cash awards as part of the long-term incentives during fiscal year 2026 was driven by share constraints under our equity plan.

2026 Proxy Statement 33

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

The performance stock units granted in fiscal year 2026 are eligible to be earned, in part, based on Viasat’s cumulative Adjusted EBITDA performance for the three-year period ending March 31, 2028, and the performance cash awards granted in fiscal year 2026 are eligible to be earned, in part, based on Viasat’s free cash flow performance for the three-year period ending March 31, 2028. Consistent with previous years, the Committee also selected relative total shareholder return (“TSR”) as an additional performance condition for the performance stock units and performance cash awards granted to our Named Executive Officers in fiscal year 2026. The final portion of those awards earned based on Adjusted EBITDA or free cash flow performance during the three-year period ending March 31, 2028, as applicable, will be subject to a modifier (positive or negative) based on Viasat’s relative TSR performance for such period. The Committee believes that TSR is a strong indicator of long-term stockholder value creation and on a relative basis measures performance on a market adjusted basis. The inclusion of the TSR modifier in each of these awards is designed to further align executive pay with stockholder value creation by adjusting the final award value to be delivered when Viasat’s TSR during the applicable measurement period underperforms or outperforms the TSR of companies in the Russell 3000 Index.

Viasat’s long-term incentive strategy has evolved, aligning with our business strategy, market dynamics and value creation. At various times, the Committee has relied on stock options, restricted stock units, performance stock options and performance stock units earned for absolute or relative TSR, and performance stock units earned for financial results. For fiscal year 2026, the Committee approved two forms of performance-based long-term incentive awards. Fiscal year 2026 performance stock units will be earned for our 3-year cumulative Adjusted EBITDA performance. The Committee selected Adjusted EBITDA as the best indicator of management’s success in delivering sustainable profitable growth, which reflects our success in delivering value to our customers and how we manage our business. Fiscal year 2026 performance cash awards will be earned for our free cash flow performance over a three-year period. The Committee selected free cash flow given the importance of cash generation, the resulting financial flexibility its provides, and our efforts to reduce the capital intensity of our business. These awards will be subject to a modifier (positive or negative) based on Viasat’s relative TSR performance for the three-year performance period. The Committee views the combination of sustainable profitable growth and cash generation metrics and reliance on relative TSR modifiers and the accountability they provide as advantageous to our stockholders.

Cumulative Adjusted EBITDA and Total Shareholder Return (TSR) Performance Stock Units Granted to Named Executive Officers in August 2025.

Approximately 25% of the value of the long-term incentive awards at the time they were initially reviewed by the Committee (and approximately 33% of the grant date fair value based on the increase in the fair value of stock awards between the planning date and final grant date) granted to our Named Executive Officers during fiscal year 2026 were in the form of performance stock units that are eligible to vest, in part, based on Viasat’s cumulative Adjusted EBITDA during each of three annual performance periods ending March 31, 2026, 2027 and 2028, and, in part, based on Viasat’s relative TSR performance as compared to the Russell 3000 Index during the three-year performance period ending March 31, 2028, subject to the Named Executive Officer’s continued service through the vesting date. For these performance stock units, the Committee selected cumulative Adjusted EBITDA as the financial metric, which the Committee believes is tailored to the company’s strategic priorities, will reward strong operational performance, and balance driving both short- and long-term performance. For more information on the performance stock units granted during fiscal year 2026, see the Grants of Plan-Based Awards in Fiscal Year 2026 table below.

•

Cumulative Adjusted EBITDA Achievement Over Three-Year Performance Period. The performance stock units awarded to our Named Executive Officers are designed to further align executive pay with stockholder value creation by only delivering value when Viasat’s cumulative Adjusted EBITDA during the three-year performance period ending March 31, 2028 achieves a performance level specified by the Committee at the time of grant.

The performance stock units will be eligible to vest based on cumulative Adjusted EBITDA on a linear scale and as described below. The “Achievement Percentage” for financial performance above or below “Target” and within “Threshold” and “Maximum” will be calculated using interpolation.

Cumulative Adjusted EBITDA (1)	Performance Range	Achievement Percentage

Below Threshold	Below 92% of target	0%

Threshold	92% of target	50%

Target	100% of target	100%

Maximum	106% of target or greater	175%

(1)

We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition and transaction related expenses, loss or gain on disposition of certain assets and/or related businesses, product lines or other similar investments, loss or gain on dept extinguishment, and nonrecurring impairment of satellites and networking assets.

34

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

For an itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, please see “Pay Versus Performance” below.

The total achievement level based on cumulative Adjusted EBITDA performance will be subject to adjustment based on relative TSR performance for the three-year performance period ending March 31, 2028, as described below, and the Named Executive Officer’s continued service through the vesting date.

•

TSR Modifier. The achievement percentage of the performance stock units determined based on cumulative Adjusted EBITDA as described above is subject to a modifier based on Viasat’s TSR performance relative to the companies that comprise the Russell 3000 index during a three-year performance period ending March 31, 2028, as described below.

•	Below 25th percentile performance: The final achievement percentage of the performance stock units based on cumulative Adjusted EBITDA will be reduced by 25%.

•	Above 75th percentile performance: The final achievement percentage of the performance stock units based on cumulative Adjusted EBITDA will be increased by 25%.

•

Time-Based Vesting Component. The performance stock units are also subject to a time vesting component and any earned performance stock units will cliff vest on the date on which the Committee certifies Viasat’s TSR performance, which certification will occur no later than June 15, 2028.

•

Effect of Change in Control. In the event of a change in control of the company prior to March 31, 2028, the number of performance stock units in which a Named Executive Officer will be eligible to vest will be determined and will be equal to (a) the “target” number of performance stock units multiplied by the greater of (1) 100% or (2) the performance multiplier determined on the date of the change in control based on the company’s cumulative Adjusted EBITDA prorated to reflect the portion of the three-year performance period that has elapsed and achievement measured against such prorated goals, as adjusted by (b) the TSR modifier, if any, as of the date of the change in control (based on the price for the company’s common stock in the change in control), but only if the TSR modifier is positive. The resulting earned performance stock units will vest on March 31, 2028, subject to continued service through such date.

•	Other Accelerated Vesting. For a description of the accelerated vesting provisions of the performance cash awards, see “Potential Payments on Termination” below.

Performance Cash Awards Granted to Named Executive Officers in August 2025. Approximately 25% of the planning value (and approximately 13% of the grant date fair value based on the increase in the fair value of stock awards between the planning date and grant date) of the long-term incentive awards granted to our Named Executive Officers during fiscal year 2026 were in the form of performance cash awards that are eligible to vest at the end of the three-year performance period ending March 31, 2028 based on (i) Viasat’s annual free cash flow performance for fiscal years 2026, 2027 and 2028 as compared to pre-established goals and (ii) Viasat’s relative TSR performance as compared to the Russell 3000, subject to the Named Executive Officer’s continued service through the vesting date. For more information on the performance cash awards granted during fiscal year 2026, see the Grants of Plan-Based Awards in Fiscal Year 2026 table below.

•

Free Cash Flow Achievement Over Three Annual Performance Periods. The performance cash awards awarded to our Named Executive Officers are designed to further align executive pay with stockholder value creation by only delivering value when Viasat’s free cash flow during the three annual performance periods ending March 31, 2026, 2027 and 2028 achieves a performance level to be specified annually by the Committee. The free cash flow objective for the first annual performance period, and our resulting performance, is described below.

•

In the event the specified free cash flow performance level is achieved during an annual performance period, one-third of the performance cash award (34% of the target performance cash award for the first annual performance period ended March 31, 2026, and 33% of the target performance cash award for each of the following two annual performance periods) will be eligible to vest at the end of the three-year performance period.

The total payout value of the award based on the sum of the payout values for the annual performance periods will be subject to adjustment based on relative TSR performance for the three-year performance period ending March 31, 2028, as described below, and the Named Executive Officer’s continued service through the vesting date.

Annual Free Cash Flow (1)	Performance Range	Payout Value Range for Annual Performance Period

Below Target	Below target	0%

Target	100% of target	100%

(1)

Free cash flow is a non-GAAP measure. We define free cash flow as net cash provided by (used in) operating activities minus purchase of property, equipment and satellites, and other assets (capital expenditures). We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay

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EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

debt obligations, make investments, fund acquisitions and for certain other activities. An itemized reconciliation between net cash provided by (used in) operating activities and free cash flow for fiscal year 2026 is set forth below.

In the event the annual free cash flow performance level is not achieved, that portion of the performance cash award eligible to be earned during such annual performance period will be forfeited.

•

TSR Modifier. The payout value of the performance cash awards determined based on free cash flow as described above is subject to a modifier based on Viasat’s TSR performance relative to the companies that comprise the Russell 3000 index during a three-year performance period ending March 31, 2028, as described below.

•	Below 25th percentile performance: The payout value of the performance cash awards based on free cash flow will be reduced by 25%.

•	Above 75th percentile performance: The payout value of the performance cash awards based on free cash flow will be increased by 25%.

•

Time-Based Vesting Component. The performance cash awards are also subject to a time vesting component and the final payout value will cliff vest on the date on which the Committee certifies Viasat’s TSR performance, which certification will occur no later than June 15, 2028.

•

Effect of Change in Control. In the event of a change in control of the company prior to March 31, 2028, the final payout value will be determined as of such date and will be equal to (a) for any annual performance period that was completed as of the date of the change in control, the payout value for such annual performance period based on whether the free cash flow objective for such period had been achieved, plus (b) for any performance period that is in-process or has not yet commenced as of the date of the change in control, an amount equal to the portion of the award eligible to vest during such performance period assuming the free cash flow objective as achieved, as modified by the TSR modifier calculated as of the date of the change in control (but only if such modifier is positive).

•	Accelerated Vesting. For a description of the accelerated vesting provisions of the performance cash awards, see “Potential Payments on Termination” below.

•

Performance Outcome for Fiscal Year 2026 Under the Performance Cash Awards. The first annual performance period applicable to the performance cash awards ended on March 31, 2026. Our free cash flow achievement for fiscal year 2026, as outlined below, would have resulted in free cash flow achievement above the “target” level for such fiscal year. As a result, 34% of the target award became eligible to be earned at the end of the three-year performance period, subject to adjustment for the TSR modifier and the Named Executive Officer’s continued employment through the vesting date. Our Committee will certify performance for all of the annual performance periods and the three-year performance period at the end of such three-year period.

Free Cash Flow Objective for First Annual Performance Period	Target	Actual Results	Percentage Achievement

Free Cash Flow (1)	≥ ($280.0 million)	$597.1 million

Percentage of Performance Cash Award Eligible to Vest at End of Three-Year Performance Period Based on First Annual Performance Period Free Cash Flow			34% of Target Performance Cash Award

(1)

Free cash flow is a non-GAAP measure. We define free cash flow as net cash provided by (used in) operating activities minus purchase of property, equipment and satellites, and other assets (capital expenditures). We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. An itemized reconciliation between net cash provided by (used in) operating activities and free cash flow for fiscal year 2026 is set forth below.

For the Fiscal Year Ended

March 31, 2026

(In thousands)
Net cash provided by (used in) operating activities	$1,589,885
Purchase of property, equipment and satellites, and other assets (capital expenditures)	(992,774)
Free cash flow	$597,111

36

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

Long-term Incentive Performance Stock Options Earned by Named Executive Officers in Fiscal Year 2026. Messrs. Dankberg, Miller, Chandran and Blair previously received performance stock options awards in November 2021 (“FY22 PSO”) and October 2023 (“FY24 PSO”). Mr. Chase joined Viasat subsequent to the grant dates and did not receive these awards. The following narrative disclosures and the accompanying tabular exhibit “Summary of FY22 and FY24 Performance Stock Options Earned” provide details on each award earned during fiscal year 2026.

•

Performance Outcome for FY22 PSOs granted to Named Executive Officers in November 2021. In fiscal year 2022, the Committee granted to certain of our Named Executive Officers performance stock options that were eligible to vest based on our relative TSR versus the S&P MidCap 400 Index during the four-year performance period that ended in October 2025. In November 2025, the Committee certified our performance and determined that our ranking relative to peers for the performance period placed us at the 26th percentile, resulting in 12% of the performance stock options being considered earned. This outcome further reinforces the pay for performance nature of our performance-based incentive awards. The number of performance stock options earned for each of our Named Executive Officers in respect of the fiscal year 2022 performance stock options is set forth in the table below. Earned stock options expire on the first to occur of the sixth anniversary of the grant date or 90 days following the executive officer’s termination date.

•

Performance Outcome for FY24 PSOs granted to Named Executive Officers in October 2023. In fiscal year 2024, the Committee granted to certain of our Named Executive Officers performance stock options. The Committee selected specified stock price hurdles for these performance stock options. The performance stock options are eligible to vest based on Viasat’s absolute stock price achievement (each of the levels indicated below is referred to as a “Stock Price Hurdle”) during the three-year period commencing November 1, 2023 and ending October 9, 2026 (or, if earlier, on a change in control) according to the following chart:

Achievement	Stock Price Hurdle	Stock Price Achievement %

Below Threshold	Less than $30.00	0%

Threshold	$30.00	70%

Target	$45.00	100%

Maximum	$65.00	250%

As of each Annual Vesting Date (as defined below), if the company’s 45-day trailing average market closing price equals or exceeds a Stock Price Hurdle, a number of options will be considered performance-vested options as of such Annual Vesting Date as is determined by multiplying (i) the “Stock Price Achievement Percentage” set forth opposite the highest Stock Price Hurdle achieved during such period in the table above by (ii) the “target” number of options granted. In no event will any option vest unless and until the “threshold” Stock Price Hurdle is achieved. Any portion of the options that become performance-vested options during the performance period will only be exercisable if those options also become time-vested options as described below. In the event that the Stock Price is above the “threshold” Stock Price Hurdle but falls between two Stock Price Hurdles, the number of options that will be considered performance-vested will be determined by linear interpolation. In the event of a change in capitalization or other similar adjustment to the company’s common stock, the Stock Price Hurdles will be equitably adjusted by the Committee.

The portion of the options that are considered performance-vested options as a result of achieving or exceeding any Stock Price Hurdle as of any Annual Vesting Date or upon a change in control will be inclusive of any portion of the options that have previously become performance vested, and in no event will the number of options that are considered performance-vested options as of any Annual Vesting Date or upon a change in control exceed (i) the Stock Price Achievement Percentage determined as of such Annual Vesting Date or upon the change in control multiplied by (ii) the “target” number of options. Each Stock Price Hurdle (or any achievement level between Stock Price Hurdles) may be achieved only once during the performance period and more than one Stock Price Hurdle (or any achievement level between Stock Price Hurdles) may be achieved on a particular date.

The performance stock options are also subject to a time-based vesting component. A Named Executive Officer will become eligible to vest in one-third of the performance-vested options on each of the first three anniversaries of the grant date (each an “Annual Vesting Date”), subject to continued employment through each such date; provided, however, in the event a Stock Price Hurdle is first achieved or exceeded on or after the first Annual Vesting Date but prior to the second and/or third Annual Vesting Dates, any options that become performance-vested options as a result of achieving or exceeding the Stock Price Hurdle that would have been time-vested prior to such date will be considered time-vested on the first Annual Vesting Date following the date those options first become performance-vested options. The performance stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by a Named Executive Officer.

Because the highest 45-day trailing average stock price during the twelve-month period ending on the Annual Vesting Date that occurred on October 9, 2025 exceeded the threshold price hurdle set forth in the table above,

2026 Proxy Statement 37

EXECUTIVE COMPENSATION • Compensation Discussion and Analysis

71.36% of the target performance options became performance vested and are eligible to vest based on service as described above. The number of performance stock options earned for each of our Named Executive Officers in respect of the fiscal year 2024 performance stock options is set forth in the table below. Earned stock options expire on the first to occur of the sixth anniversary of the grant date or 90 days following the executive officer’s termination date.

•

Summary of FY22 and FY24 Performance Stock Options Earned. The table below sets forth, for each Named Executive Officer who was granted performance stock options in fiscal year 2022 or fiscal year 2024, the number of performance-earned performance stock options as of December 31, 2025 for each such award. Mr. Chase was not employed by us at the time of grant of either of these awards and is therefore not reflected in the table below.

Executive	FY22 PSO Exercise Price	FY22 PSO # Options Earned	FY24 PSO Exercise Price	FY24 PSO # Options Earned

Mark Dankberg	$53.43	17,122	$15.96	107,040

Robert Blair	$53.43	2,704	$15.96	35,680

Girish Chandran	$53.43	2,884	$15.96	21,408

Craig Miller	$53.43	3,064	$15.96	35,680

Subsidiary Equity Awards

In October 2025, each of Messrs. Dankberg and Blair were granted restricted stock awards covering 400,000 and 250,000 shares, respectively, of common stock of our subsidiary, Snappi Holdco, Inc. One-third of the shares subject to such awards vest on the one-year anniversary of the vesting commencement date (June 1, 2025), and the remainder of the shares vest in twenty-four equal monthly installments thereafter, subject to continued service through each applicable date.

Other Benefits

We currently provide for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated, including in connection with a change in control of the company. Benefits can be found under the Potential Payments Upon Termination section of this proxy statement.

We also provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, a 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days as needed. We do not currently offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Perquisites and Other Personal Benefits

Certain executive officers also receive access to our sports and golf club memberships, and relocation reimbursement.

Additional Information

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board has adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of his or her appointment as an executive officer, our executive officers should attain an investment position in shares of Viasat common stock having a value not less than the amounts specified below:

Executive Officer	Stock Ownership Guideline (as a multiple of base salary)
President and Chief Executive Officer	Three times
Other Executive Officers	One time

As of the end of fiscal year 2026, all Named Executive Officers and all other executive officers were in compliance with the applicable stock ownership guidelines.

CEO Stock Holding Policy

Our CEO Stock Holding Policy requires our Chief Executive Officer to hold 100% of net shares (i.e., shares remaining after shares are sold, tendered or withheld to pay the exercise price or settle tax liabilities in connection with such exercise, vesting or settlement) of our common stock acquired pursuant to the exercise, vesting or settlement of equity awards (including stock options and RSUs) until the earlier of twelve months following the issuance of such shares upon the exercise, vesting or settlement of such awards or the Chief Executive Officer’s termination of employment. This holding requirement further aligns the interests of our Chief Executive Officer with the interests of the stockholders and continues the at-risk nature of the compensation program for the duration of the holding period.

38

EXECUTIVE COMPENSATION
•

Compensation Discussion and Analysis

Compensation Recovery (“Clawback”) Policies
We have adopted a clawback policy that sets forth the circumstances under which the Committee has the authority to recover an executive officer’s cash and equity incentive compensation. In the event we are required to restate our financial statements as a result of an executive officer engaging in fraudulent, willful or grossly negligent misconduct, the Committee may cause the forfeiture of unpaid or unvested incentive compensation, including all equity awards (both time-based and performance-based) or may seek to recover incentive compensation paid to such executive officer. We also maintain a compensation recovery policy as required by Rule
10D-1
under the Securities Exchange Act of 1934, as amended, and the corresponding rules adopted by Nasdaq, which provides for the mandatory recovery of certain erroneously awarded incentive compensation from our officers in the event of an accounting restatement to correct the company’s material noncompliance with any financial reporting requirement under securities laws.
Insider Trading Policy and Anti-Hedging and Pledging Policy
We have adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by directors, officers, employees and other covered persons, and have implemented processes for the company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19 to our annual report on Form
10-K
for the fiscal year ended March 31, 2026, as filed with the SEC. It is our policy to comply with U.S. insider trading laws and regulations, including with respect to transactions in our own securities.
Our insider trading compliance policies and procedures prohibit all of our directors and officers from engaging in hedging transactions involving Viasat’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, because these transactions would allow a director or officer to continue to own the covered securities, but without the full risks and rewards of ownership. When a director or officer engages in a hedging transaction, such director or officer may no longer have the same objectives as Viasat’s other stockholders. Therefore, such transactions involving Viasat’s securities are prohibited. We also strongly discourage any pledges of Viasat equity securities that could have any adverse impact on the company. Accordingly, our insider trading compliance policies and procedures also prohibit our directors and officers from purchasing Viasat securities on margin, placing Viasat securities in a margin account or pledging Viasat securities as a collateral for a loan, in each case unless pre-cleared
by our General Counsel (or Chief Corporate Counsel for transaction by our General Counsel).
Tax and Accounting Considerations
We select and implement the components of our executive compensation program primarily for their ability to help us achieve the company’s objectives and not based on any unique or preferential financial tax or accounting treatment. In addition, Section 162(m) of the Code generally sets a limit of $1.0 million on the amount of annual compensation that we may deduct for federal income tax purposes for certain covered individuals. We have not adopted a policy requiring that all compensation be deductible, although the Committee will continue to review the Section 162(m) deductibility of our compensation arrangements in fiscal year 2026 and future fiscal years. The Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

2026 Proxy Statement 39

EXECUTIVE COMPENSATION • Compensation Committee Report

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the

Compensation and Human Resources Committee

Theresa Wise (Chair)

Sean Pak

John Stenbit

40

EXECUTIVE COMPENSATION • Summary Compensation Table

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended March 31, 2026, March 31, 2025 and March 31, 2024 by each person who served as Chief Executive Officer and Chief Financial Officer during the fiscal year ended March 31, 2026, as well as our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2026 (collectively, the Named Executive Officers):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mark Dankberg	2026	1,406,538	—	10,305,390	—	2,450,000	46,250	14,208,178
Chairman and	2025	1,365,000	—	4,486,808	—	1,940,000	91,094	7,882,902
Chief Executive Officer	2024	1,365,000	—	3,808,829	2,002,500	1,758,100	26,250	8,960,679
Garrett Chase	2026	698,077	—	5,649,060	—	850,000	16,798	7,213,935
Senior Vice President and Chief Financial Officer (5)	2025	350,481	475,000	4,620,016	—	420,000	—	5,865,497
Girish Chandran	2026	750,000	—	2,003,903	—	1,250,000	8,788	4,012,691
Corporate Chief Technology Officer and Senior Vice President, Engineering (6)	2025	614,904	250,000	802,908	—	585,000	17,810	2,270,622
Craig Miller	2026	718,846	—	2,003,903	—	725,000	16,250	3,463,999
Senior Vice President	2025	704,423	—	944,599	—	560,000	17,250	2,226,272
and President, Government	2024	674,039	—	800,804	667,500	650,000	16,760	2,809,103
Robert Blair	2026	620,385	600,000	2,003,903	—	700,000	16,827	3,941,115
Senior Vice President, General Counsel and Secretary (7)

(1)

For Mr. Blair, the amount in this column represents a special one-time recognition award for his leadership on and contributions to a multi-year effort that culminated in Viasat receiving a lump sum payment of $420 million and quarterly follow-on payments per the terms of the Ligado settlement agreement signed in June 2025.

(2)

These columns represent the aggregate grant date fair value, calculated in accordance with SEC rules, of stock and option awards granted in fiscal years 2026, 2025 and 2024. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers.

In October 2023, the Named Executive Officers were granted performance stock options which vest, in part, dependent upon continued service over a three-year vesting schedule and, in part dependent on the company’s achievement of stock price hurdles over the same three-year performance period ending October 9, 2026. The grant date fair value of the market-based performance stock options was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions.

In June 2024 (and, with respect to Mr. Chase, September 2024), certain of the Named Executive Officers were granted TSR performance stock units that are eligible to vest based on Viasat’s relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending May 31, 2027, subject to the Named Executive Officer’s continued service through the vesting date. The number of TSR performance stock units that will ultimately become vested at the end of the three-year performance period will range from 0% to 175% of the target number of performance stock units. The grant date fair value of the TSR performance stock units was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions.

Also in June 2024, certain of the Named Executive Officers were granted financial performance stock units that were eligible to vest based on Viasat’s performance relative to free cash flow, capital expenditures and revenue during fiscal year 2025. The number of financial performance stock units that were eligible to ultimately become vested based on performance during the one-year performance period ranged from 0% to 175% of the target number of performance stock units. The grant date fair value of the financial performance stock units was calculated based on Viasat’s stock price on the date of grant and the likelihood of achieving the vesting conditions, which was determined to be the “target” level of performance. The grant date fair value of the financial performance stock units, assuming achievement of the vesting conditions at the “maximum” achievement level, would have been as follows: Mr. Dankberg: $1,966,886; Mr. Chandran: $351,969; Mr. Miller: $414,084.

In August 2025, the Named Executive Officers were granted performance stock units with a financial performance condition and TSR modifier. The performance stock units are eligible to vest based on Viasat’s cumulative Adjusted EBITDA and relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending March 31, 2028, subject to the Named Executive Officer’s continued service through the vesting date. The number of performance stock units that will ultimately become vested at the end of the three-year performance period will range from 0% to 200% of the target number of performance stock units. The grant date fair value of the financial performance condition was calculated based on Viasat’s stock price on the date of grant and the likelihood of achieving the vesting conditions, which was determined to be the “target” level of performance. The grant date fair value of the TSR

2026 Proxy Statement 41

EXECUTIVE COMPENSATION • Summary Compensation Table

modifier was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. The grant date fair value of the financial performance stock units, assuming achievement of the vesting conditions at the “maximum” achievement level, would have been as follows: Mr. Dankberg: $6,402,646; Mr. Chase: $2,134,396; Mr. Chandran: $1,244,974; Mr. Miller: $1,244,974; Mr. Blair: $1,244,974.

For additional information on the valuation assumptions used in the calculation of these amounts for the respective year end, refer to note 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC.

(3)

Represents amounts earned under our annual bonus program described in the Compensation Discussion and Analysis section. For Mr. Chandran, the amount in this column for fiscal year 2026 also includes the $500,000 special performance bonus earned by him for performance during such fiscal year, as described in “Additional Fiscal Year 2026 Special Performance and Recognition Awards” above.

(4)

The amounts for fiscal year 2026 include the following: reimbursement of club dues for Mr. Dankberg in the amount of $30,000; patent awards for Mr. Chandran in the amount of $1,000; and company 401(k) matching contributions for Mr. Dankberg, Mr. Chase, Mr. Chandran, Mr. Miller and Mr. Blair in the amounts of $16,250; $16,798; $7,788; $16,250 and $16,827, respectively.

(5)	Garrett Chase was not a Named Executive Officer in fiscal year 2024.

(6)	Girish Chandran was not a Named Executive Officer in fiscal year 2024.

(7)	Robert Blair was not a Named Executive Officer in fiscal years 2024 or 2025.

42

EXECUTIVE COMPENSATION • Grants of Plan-Based Awards in Fiscal Year 2026

Grants of Plan-Based Awards in Fiscal Year 2026

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal year 2026:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Dankberg	— (4)	—	—	2,250,000	4,500,000	—	—	—	—	—
	08/17/2025 (5)	08/01/2025	—	1,535,000	1,918,750	—	—	—	—	—
	08/17/2025	08/01/2025	—	—	—	—	—	—	236,250	6,402,375
	08/17/2025	08/01/2025	—	—	—	59,065	118,130	236,260	—	3,903,015
	10/29/2025 (6)	10/29/2025	—	—	—	—	—	—	400,000	—
Garrett Chase	— (4)	—	—	750,000	1,500,000	—	—	—	—	—
	08/17/2025 (5)	08/01/2025	—	515,000	643,750	—	—	—	—	—
	08/17/2025	08/01/2025	—	—	—	—	—	—	78,750	2,134,125
	12/04/2025	12/04/2025	—	—	—	—	—	—	63,000	2,213,820
	08/17/2025	08/01/2025	—	—	—	19,690	39,380	78,760	—	1,301,115
Girish Chandran	— (4)	—	—	600,000	1,200,000	—	—	—	—	—
	03/20/2025 (7)	03/20/2025	—	500,000	—	—	—	—	—	—
	08/17/2025 (5)	08/01/2025	—	300,000	375,000	—	—	—	—	—
	08/17/2025	08/01/2025	—	—	—	—	—	—	45,940	1,244,974
	08/17/2025	08/01/2025	—	—	—	11,485	22,970	45,940	—	758,929
Craig Miller	— (4)	—	—	600,000	1,200,000	—	—	—	—	—
	08/17/2025 (5)	08/01/2025	—	300,000	375,000	—	—	—	—	—
	08/17/2025	08/01/2025	—	—	—	—	—	—	45,940	1,244,974
	08/17/2025	08/01/2025	—	—	—	11,485	22,970	45,940	—	758,929
Robert Blair	— (4)	—	—	700,000	1,400,000	—	—	—	—	—
	08/17/2025 (5)	08/01/2025	—	300,000	375,000	—	—	—	—	—
	08/17/2025	08/01/2025	—	—	—	—	—	—	45,940	1,244,974
	08/17/2025	08/01/2025	—	—	—	11,485	22,970	45,940	—	758,929
	10/29/2025 (6)	10/29/2025	—	—	—	—	—	—	250,000	—

(1)

Represents performance stock units that are eligible to vest based on Viasat’s cumulative Adjusted EBITDA and relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending March 31, 2028, subject to the Named Executive Officer’s continued service through the vesting date. The number of TSR performance stock units that will ultimately become vested at the end of the three-year performance period will range from 0% to 200% of the target number of performance stock units.

(2)	Restricted stock unit awards vest in three equal annual installments over the course of three years measured from the grant date.

(3)

This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC.

(4)

Represents target and maximum amounts payable under our annual bonus program for fiscal year 2026. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” The material terms of the bonus program are described in the Compensation Discussion and Analysis section of this proxy statement.

(5)

Represents the threshold, target and maximum cash payouts pursuant to long-term performance cash awards that are eligible to vest based on Viasat’s annual free cash flow during each of three annual performance periods ending March 31, 2026, 2027 and 2028 and Viasat’s relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending March 31, 2028, subject to the Named Executive Officer’s continued service through the vesting date. The amount of the performance cash award that will ultimately become vested at the end of the three-year performance period will range from 0% to 125% of the “target” cash award. The first annual performance

2026 Proxy Statement 43

EXECUTIVE COMPENSATION • Grants of Plan-Based Awards in Fiscal Year 2026

period applicable to the long-term performance cash awards ended on March 31, 2026, and the free cash flow metric for fiscal year 2026 was met. As a result, 34% of the target performance cash awards became eligible to vest at the end of the three-year performance period, subject to adjustment based on relative TSR performance, and the Named Executive Officer’s continued service through the vesting date.

(6)

Represents awards of restricted stock granted under the Snappi Holdco, Inc. 2025 Incentive Award Plan. One-third of the shares subject to such awards vest on the one-year anniversary of the vesting commencement date (June 1, 2025), and the remainder of the shares vest in twenty-four equal monthly installments thereafter, subject to continued service through each applicable date.

(7)

Represents the $500,000 special performance bonus earned by Mr. Chandran for performance during such fiscal year, as described in “Additional Fiscal Year 2026 Special Performance and Recognition Awards” above.

44

EXECUTIVE COMPENSATION • Outstanding Equity Awards at 2026 Fiscal Year End

Outstanding Equity Awards at 2026 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of March 31, 2026:

		Option Awards						Stock Awards

		Number of Securities Underlying Unexercised Options (#)

Name	Grant Date	Exercisable	Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (2)
Mark Dankberg	11/17/2021	17,122	—	—		53.43	11/17/2027	—		—	—		—
	11/17/2022	—	—	249,702	(3)	34.00	11/17/2028	—		—	—		—
	10/09/2023	71,360	35,680	267,960	(4)	15.96	10/09/2029	—		—	—		—
	06/07/2023	—	—	—		—	—	42,021		1,924,562	—		—
	06/07/2024	—	—	—		—	—	93,137		4,265,675	—		—
	08/17/2025	—	—	—		—	—	236,250		10,820,250	—		—
	06/07/2024	—	—	—		—	—	—		—	52,919	(5)	2,423,690
	06/07/2024	—	—	—		—	—	69,852	(6)	3,199,222	—		—
	08/17/2025	—	—	—		—	—	—		—	118,130	(8)	5,410,354
	10/29/2025	—	—	—		—	—	400,000	(9)	—	—		—
Garrett Chase	09/16/2024	—	—	—		—	—	62,514	(7)	2,863,141	—		—
	09/16/2024	—	—	—		—	—	52,095		2,385,951	—		—
	08/17/2025	—	—	—		—	—	78,750		3,606,750	—		—
	12/04/2025	—	—	—		—	—	63,000		2,885,400	—		—
	09/16/2024	—	—	—		—	—	—		—	59,199	(5)	2,711,314
	08/17/2025	—	—	—		—	—	—		—	39,380	(8)	1,803,604
Girish Chandran	11/17/2021	2,884	—	—		53.43	11/17/2027	—		—	—		—
	11/17/2022	—	—	43,750	(3)	34.00	11/17/2028	—		—	—		—
	10/09/2023	14,272	7,136	53,592	(4)	15.96	10/09/2029	—		—	—		—
	06/07/2023	—	—	—		—	—	7,362		337,180	—		—
	06/07/2024	—	—	—		—	—	16,666		763,303	—		—
	08/17/2025	—	—	—		—	—	45,940		2,104,052	—		—
	06/07/2024	—	—	—		—	—	—		—	9,470	(5)	433,726
	06/07/2024	—	—	—		—	—	12,499	(6)	572,454	—		—
	08/17/2025	—	—	—		—	—	—		—	22,970	(8)	1,052,026
Craig Miller	11/17/2021	3,064	—	—		53.43	11/17/2027	—		—	—		—
	11/17/2022	—	—	52,500	(3)	34.00	11/17/2028	—		—	—		—
	10/09/2023	—	11,893	89,320	(4)	15.96	10/09/2029	—		—	—		—
	06/07/2023	—	—	—		—	—	8,834		404,597	—		—
	06/07/2024	—	—	—		—	—	19,608		898,046	—		—
	08/17/2025	—	—	—		—	—	45,940		2,104,052	—		—
	06/07/2024	—	—	—		—	—	—		—	11,141	(5)	510,258
	06/07/2024	—	—	—		—	—	14,706	(6)	673,535	—		—
	08/17/2025	—	—	—		—	—	—		—	22,970	(8)	1,052,026
Robert Blair	11/17/2021	2,704	—	—		53.43	11/17/2027	—		—	—		—
	11/17/2022	—	—	43,750	(3)	34.00	11/17/2028	—		—	—		—
	10/09/2023	23,787	11,893	89,320	(4)	15.96	10/09/2029	—		—	—		—
	06/07/2023	—	—	—		—	—	7,362		337,180	—		—
	06/07/2024	—	—	—		—	—	16,666		763,303	—		—
	08/17/2025	—	—	—		—	—	45,940		2,104,052	—		—
	06/07/2024	—	—	—		—	—	—		—	9,470	(5)	433,726
	06/07/2024	—	—	—		—	—	12,499	(6)	572,454	—		—
	08/17/2025	—	—	—		—	—	—		—	22,970	(8)	1,052,026
	10/29/2025	—	—	—		—	—	250,000	(9)	—	—		—

(1)

Except as otherwise described in the footnotes below, restricted stock unit awards reflected in this column and granted prior to June 7, 2024 vest in four equal annual installments over the course of four years measured from the grant date. Except as otherwise described in

2026 Proxy Statement 45

EXECUTIVE COMPENSATION • Outstanding Equity Awards at 2026 Fiscal Year End

the footnotes below, restricted stock unit awards reflected in this column and granted on or after June 7, 2024 vest in three equal annual installments over the course of three years measured from the grant date.

(2)	Computed by multiplying the closing price of our common stock on March 31, 2026 ($45.80 per share), the last trading day of fiscal year 2026, by the number of shares subject to such stock award.

(3)

Performance stock options that will become eligible to vest (a) in part dependent on the Named Executive Officer’s continued service over a four-year time-based vesting schedule, with the Named Executive Officer vesting in 25% of the options on each of the first four anniversaries of the date of grant and (b) in part dependent on a comparison over the four-year performance period ending October 31 of the fourth year after the date of grant of our TSR to the TSR of the companies included in the S&P MidCap 400 Index. The number of options that will ultimately become vested and exercisable at the end of the four-year vesting schedule will range from 0% to 175% of the target number of options based on the Company’s relative TSR ranking for the four-year performance period ending October 31 of the fourth year after the date of grant. The performance stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by the Named Executive Officer. The performance stock options granted during fiscal year 2023 are reflected in the table above at “maximum” performance levels, since our performance relative to the applicable performance metric was projected to be above target as of the end of fiscal year 2026.

(4)

Performance stock options that will become eligible to vest (a) in part dependent on continued service over a three-year time-based vesting schedule, and (b) in part dependent on the company’s achievement of stock price hurdles over the same three-year performance period ending October 9, 2026. The number of options that will ultimately become vested and exercisable at the end of the three-year vesting schedule will range from 0% to 250% of the target number of options. The performance stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions to become exercisable by the Named Executive Officer. The performance stock options are reflected in the table above at “maximum” performance levels, since our performance relative to the applicable performance threshold was projected to be above target as of the end of fiscal year 2026.

(5)

TSR performance stock units that are eligible to vest based on Viasat’s relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending May 31, 2027, subject to the Named Executive Officer’s continued service through the vesting date. The number of TSR performance stock units that will ultimately become vested at the end of the three-year performance period will range from 0% to 175% of the target number of performance stock units. The TSR performance stock units are reflected in the table above at “target” performance levels.

(6)

Financial performance stock units that were eligible to vest based on Viasat’s performance relative to free cash flow, capital expenditures and revenue during fiscal year 2025. The number of financial performance stock units that were eligible to ultimately become vested based on performance during the one-year performance period ranged from 0% to 175% of the target number of performance stock units. The performance period applicable to the financial performance stock units ended on March 31, 2025, and in May 2025, our Committee certified performance relative to the performance metrics and determined that 150% of the “target” financial performance stock units were earned. The resulting performance-earned units will vest in three equal annual installments on each of the first three anniversaries of the grant date. The first such installment vested in June 2025.

(7)	Restricted stock units vest in three equal annual installments on each of February 17, 2025, 2026 and 2027. Reflects remaining unvested installments as of March 31, 2026.

(8)

Performance stock units that are eligible to vest based on Viasat’s cumulative Adjusted EBITDA and relative TSR performance as compared to the Russell 3000 Index during a three-year performance period ending March 31, 2028, subject to the Named Executive Officer’s continued service through the vesting date. The number of TSR performance stock units that will ultimately become vested at the end of the three-year performance period will range from 0% to 200% of the target number of performance stock units. The performance stock units are reflected in the table above at “target” performance levels.

(9)

Restricted stock granted under the Snappi Holdco, Inc. 2025 Incentive Award Plan. One-third of the shares subject to such awards vest on the one-year anniversary of the vesting commencement date (June 1, 2025), and the remainder of the shares vest in twenty-four equal monthly installments thereafter, subject to continued service through each applicable date.

46

EXECUTIVE COMPENSATION • Option Exercises and Stock Vested in Fiscal Year 2026

Option Exercises and Stock Vested in Fiscal Year 2026

The following table provides information concerning options exercised and stock awards vested for each of the Named Executive Officers during fiscal year 2026:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Mark Dankberg	—	—	123,525	1,958,169

Garrett Chase	—	—	88,562	3,714,858

Girish Chandran	—	—	21,806	342,329

Craig Miller	23,787	690,774	25,336	390,056

Robert Blair	—	—	21,584	334,923

(1)

With respect to stock option exercises, the value realized equals the difference between the market price of our common stock at exercise and the option exercise price, multiplied by the number of shares for which the option was exercised. With respect to stock awards, the value realized equals the closing price of our common stock on the date of vesting multiplied by the number of shares subject to the award vesting on such date.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in any deferred compensation plans sponsored by us.

Potential Payments Upon Termination

Viasat provides for certain severance payments and benefits if a Named Executive Officer’s employment is involuntarily or constructively terminated. We believe that reasonable severance payments and benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our Named Executive Officers to their duties of employment without personal distraction or conflict of interest, including in circumstances which could arise from the occurrence of a change in control.

We have entered into severance agreements, or Severance Agreements, with each of our Named Executive Officers. We have also entered into change in control severance agreements, or Change in Control Agreements, with each of the Named Executive Officers.

Under the Severance Agreements, in the event an executive officer’s employment is terminated by Viasat without “cause” or the executive officer resigns with “good reason” (as each term is defined in the Severance Agreement), in either case, outside of the Change of Control Period (as defined below), the executive officer will be entitled to receive the following in lieu of any severance payments and benefits to which such executive officer may otherwise be entitled under any severance plan or program:

•	the executive officer’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive officer may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive officer’s then current annual base salary and target annual bonus (the multiplier used is 2.0 for our Chief Executive Officer and 1.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	accelerated vesting of any outstanding equity awards that would have vested in accordance with the terms of the applicable award agreements during the 12 months following the date of termination.

Each of the Severance Agreements have a term of one year commencing December 1, 2024, subject to automatic one-year extensions, and otherwise the expiration of the agreements or any earlier termination other than for cause or without good reason will be a qualifying termination and termination of his or her role with Viasat, respectively.

2026 Proxy Statement 47

EXECUTIVE COMPENSATION • Potential Payments Upon Termination

Under each Change in Control Agreement, in the event an executive officer’s employment is terminated by Viasat without “cause” or the executive officer resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” of the company (as each term is defined in the Change in Control Agreement), the executive officer will be entitled to receive the following in lieu of any severance payments and benefits to which such executive officer may otherwise be entitled under any severance plan or program:

•	the executive officer’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive officer may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive officer’s then current annual base salary and target annual bonus (the multiplier used is 3.0 for our Chief Executive Officer and 2.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	full vesting of any outstanding equity awards.

Each of the Change in Control Agreements have a term of one year commencing December 1, 2024, subject to automatic one-year extensions; however, the term will be automatically extended to the extent it would otherwise expire during the period commencing on the first public announcement of a definitive agreement that would result in a change in control and ending on the date that is 18 months following the occurrence of such change in control.

As a condition to the executive officer’s receipt of any of the post-termination payments and benefits described above, the Named Executive Officer must (1) execute a written general release of all claims in favor of the company, and (2) execute or reaffirm his or her obligations under an employee proprietary information and inventions agreement. The severance payments and benefits payable under the Change in Control Agreements will be reduced by any severance payments and benefits payable by us to the Named Executive Officer under any other policy, plan, program, agreement or arrangement, including the Severance Agreements. The Severance Agreements and the Change in Control Agreements continue for successive one-year terms unless Viasat or the Named Executive Officer provides notice of non-renewal.

For a discussion of the effect of a termination of employment and/or a change in control on the performance stock units granted to our Named Executive Officers during fiscal year 2026, see the discussion below. A Named Executive Officer’s time-based restricted stock units will also vest upon his or her death or termination of employment due to disability.

With respect to the performance stock options granted to Named Executive Officers in fiscal year 2024 and prior fiscal years and tied to relative TSR performance:

•

In the event of a Named Executive Officer’s termination of employment prior to the end of the performance period, he or she will remain eligible to vest, at the end of the performance period, in such portion of the performance-adjusted options as had vested as of the date of termination in accordance with the time-based vesting schedule applicable to such options, after giving effect to any additional time-based vesting credit pursuant to his or her Severance Agreement (and, in the case of a Named Executive Officer’s death or disability, he or she will be given full credit under the time-based vesting schedule through the date of termination and will remain eligible to vest in any and all of the performance-adjusted options at the end of the performance period).

•

In the event of a change in control prior to the end of the performance period, the number of performance-adjusted options in which a Named Executive Officer will be eligible to vest based on the time-based vesting schedule applicable to such options will be determined and will be the greater of (1) the “target” number of options subject to the award or (2) the number of performance-adjusted options determined on the date of the change in control based on the company’s relative TSR compared to the S&P MidCap 400 Index for the portion of the performance period ending on the date of the change in control. Following a change in control, the Named Executive Officers may also be eligible for accelerated vesting of any portion of the performance-adjusted options (as determined at the time of the change in control) that remain eligible to vest based on continued service after a change in control in accordance with the terms of their Change in Control Agreements.

With respect to the performance stock options granted to Named Executive Officers during fiscal year 2024 tied to stock price hurdles:

•

In the event of a Named Executive Officer’s termination of employment for any reason other than death or disability, any options that were both performance-based options as of the annual vesting date preceding the date of termination and time-based options as of the date of termination will be vested and exercisable. In the case of a Named Executive Officer’s death or disability, he or she will fully vest on the date of termination in any of the options for which the stock price hurdle was achieved as of the annual vesting date preceding the date of termination (or, if such termination occurs following a change in control, as of the date of the change in control).

•

In the event of a change in control of the company prior to the end of the performance period and the performance vesting of all of the options, the number of performance-vested options in which a Named Executive Officer will be eligible to vest based on the time-based vesting schedule described above will be determined and will be the greater of (1) the

48

EXECUTIVE COMPENSATION • Potential Payments Upon Termination

“target” number of options subject to the award or (2) the number of performance-adjusted options determined on the date of the change in control based on the company’s stock price on the date of the change in control. The Named Executive Officers may also be eligible for accelerated vesting of any portion of the performance-adjusted options (as determined at the time of the change in control) that remain eligible to vest based on continued service in accordance with the terms of their Severance Agreements and Change in Control Agreements.

Given the performance period for the financial performance stock units granted to the Named Executive Officers during fiscal year 2025 was determined as of the end of such fiscal year, those performance stock units will be treated as time-based restricted stock units for purposes of any acceleration under the Severance Agreements and Change in Control Agreements.

With respect to the TSR performance stock units granted to the Named Executive Officers during fiscal year 2025:

•

In the event of a Named Executive Officer’s qualifying termination under his or her Severance Agreement, he or she would remain eligible to vest in those performance stock units that would have vested during the 12 month period following termination (and, in the case of the TSR performance stock units granted during fiscal year 2025, no vesting would occur as a result of such a termination on March 31, 2026 for purposes of the table below given the performance period will not lapse during such period). In addition, upon a Named Executive Officer’s death or termination due to disability, he or she would remain eligible to vest in any TSR performance stock units granted during fiscal year 2025 based on actual performance during the performance period.

•

In the event of a change in control of the company prior to the May 31, 2027, the number of TSR performance stock units in which a Named Executive Officer will be eligible to vest will be determined and will be the greater of (1) the “target” number of TSR performance stock units subject to the award or (2) the number of performance-adjusted units determined on the date of the change in control based on the company’s relative TSR compared to the Russell 3000 index for the portion of the performance period ending on the date of the change in control (based on the price for the company’s common stock in the change in control). The resulting earned performance stock units will vest on May 31, 2027, subject to continued service through such date. In the event of a qualifying termination under a Named Executive Officer’s Change in Control Agreement, he or she would vest in any performance-earned units (determined as of the date of the change in control) as of the date of such termination (or, if later, the date of the change in control).

With respect to the performance stock units granted to the Named Executive Officers during fiscal year 2026:

•

In the event of a Named Executive Officer’s qualifying termination under his or her Severance Agreement, he or she would remain eligible to vest in those performance stock units that would have vested during the 12 month period following termination (and, in the case of the performance stock units granted in fiscal year 2026, no vesting would occur as a result of such a termination on March 31, 2026 for purposes of the table below given the performance period will not lapse during such period). In addition, upon a Named Executive Officer’s death or termination due to disability, he or she would remain eligible to vest in any performance stock units granted in fiscal year 2026 based on actual performance during the performance period.

•

In the event of a change in control of the company prior to March 31, 2028, the number of performance stock units in which a Named Executive Officer will be eligible to vest will be determined and will be equal to (a) the “target” number of performance stock units multiplied by the greater of (1) 100% or (2) the performance multiplier determined on the date of the change in control based on the company’s cumulative Adjusted EBITDA prorated to reflect the portion of the three-year performance period that has elapsed and achievement measured against such prorated goals, as adjusted by (b) the TSR modifier, if any, as of the date of the change in control (based on the price for the company’s common stock in the change in control), but only if the TSR modifier is positive. The resulting earned performance stock units will vest on March 31, 2028, subject to continued service through such date. In the event of a qualifying termination under a Named Executive Officer’s Change in Control Agreement, he or she would vest in any performance-earned units (determined as of the date of the change in control) as of the date of such termination (or, if later, the date of the change in control).

With respect to the performance cash awards granted to the Named Executive Officers during fiscal year 2026:

•

In the event of a Named Executive Officer’s qualifying termination under his or her Severance Agreement, he or she would receive an accelerated cash payment in an amount equal to (a) for any annual performance period that was completed as of the date of termination, the payout value for such annual performance period based on whether the free cash flow objective for such period had been achieved, plus (b) for any performance period that is in-process or has not yet commenced as of the date of termination, an amount equal to the portion of the award eligible to vest during such performance period assuming the free cash flow objective as achieved, which resulting amount determined under clauses (a) and (b) will be prorated to reflect the portion of the three-year performance period that has elapsed prior to the date of termination plus the applicable period for which the Named Executive Officer is eligible for accelerated vesting under the Severance Agreement (and no TSR modifier will apply). In addition, upon a Named Executive Officer’s death or termination due to disability on March 31, 2026, he or she would have received an accelerated cash payment in an amount equal to (a) for any annual performance period that was completed as of the date of termination, the payout value for such annual performance period based on whether the free cash flow objective for such period had been achieved,

2026 Proxy Statement 49

EXECUTIVE COMPENSATION • Potential Payments Upon Termination

plus (b) for any performance period that is in-process or has not yet commenced as of the date of termination, an amount equal to the portion of the award eligible to vest during such performance period assuming the free cash flow objective as achieved (and no TSR modifier would apply).

•

In the event of a change in control prior to March 31, 2028, the final payout value will be determined as of such date and will be equal to (a) for any annual performance period that was completed as of the date of the change in control, the payout value for such annual performance period based on whether the free cash flow objective for such period had been achieved, plus (b) for any performance period that is in-process or has not yet commenced as of the date of the change in control, an amount equal to the portion of the award eligible to vest during such performance period assuming the free cash flow objective as achieved, as modified by the TSR modifier calculated as of the date of the change in control (but only if such modifier is positive). In the event of a qualifying termination under a Named Executive Officer’s Change in Control Agreement, he or she would vest in the resulting final award value determined as of the date of the change in control as of the date of such termination.

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of (1) a hypothetical termination of employment by Viasat without cause or as a result of the Named Executive Officer’s resignation for good reason, (2) a hypothetical termination of employment by Viasat without cause or as a result of the Named Executive Officer’s resignation for good reason within two months prior to or within 18 months following a change in control of the company and (3) in the event of a Named Executive Officer’s death or termination due to disability. The table assumes that the termination of employment hypothetically occurred on March 31, 2026, the last day of fiscal year 2026, and that the Severance and Change in Control Agreements were in effect as of such date.

Name	Accrued Vacation ($) (1)	Severance Payment ($)	COBRA Payments ($) (2)	Intrinsic Value of Accelerated Stock Options ($) (3)	Intrinsic Value of Accelerated Restricted Stock Units ($) (4)	Intrinsic Value of Accelerated Performance Stock Units ($) (5)	Value of Accelerated Performance Cash Awards ($) (6)	Total ($)
Mark Dankberg

Termination without Cause/Resignation for Good Reason Apart from a Change in Control	276,923	7,500,000	18,888	5,014,758	6,774,049	1,599,611	521,900	21,706,129

Termination without Cause/Resignation for Good Reason in Connection with a Change in Control	276,923	11,250,000	18,888	5,014,758	17,010,487	11,033,266	905,650	45,509,972

Death or Disability	276,923	—	—	5,014,758	17,010,487	11,033,266	521,900	33,857,334
Garrett Chase

Termination without Cause/Resignation for Good Reason Apart from a Change in Control	—	1,500,000	34,212	—	6,244,234	—	175,100	7,953,546

Termination without Cause/Resignation for Good Reason in Connection with a Change in Control	—	3,000,000	34,212	—	11,741,242	4,514,918	303,850	19,594,222

Death or Disability	—	—	—	—	11,741,242	4,514,918	175,100	16,431,260
Girish Chandran

Termination without Cause/Resignation for Good Reason Apart from a Change in Control	108,173	1,350,000	60,084	954,532	1,265,637	286,250	102,000	4,126,676

Termination without Cause/Resignation for Good Reason in Connection with a Change in Control	108,173	2,700,000	60,084	954,532	3,204,535	2,058,206	177,000	9,262,530

Death or Disability	108,173	—	—	954,532	3,204,535	2,058,206	102,000	6,427,446

50

EXECUTIVE COMPENSATION • Potential Payments Upon Termination

Name	Accrued Vacation ($) (1)	Severance Payment ($)	COBRA Payments ($) (2)	Intrinsic Value of Accelerated Stock Options ($) (3)	Intrinsic Value of Accelerated Restricted Stock Units ($) (4)	Intrinsic Value of Accelerated Performance Stock Units ($) (5)	Value of Accelerated Performance Cash Awards ($) (6)	Total ($)
Craig Miller

Termination without Cause/Resignation for Good Reason Apart from a Change in Control	108,173	1,350,000	41,087	607,988	1,366,718	336,767	102,000	3,912,733

Termination without Cause/Resignation for Good Reason in Connection with a Change in Control	108,173	2,700,000	41,087	607,988	3,406,695	2,235,819	177,000	9,276,762

Death or Disability	108,173	—	—	607,988	3,406,695	2,235,819	102,000	6,460,675
Robert Blair

Termination without Cause/Resignation for Good Reason Apart from a Change in Control	50,531	1,400,000	60,084	1,362,743	1,265,637	286,250	102,000	4,527,245

Termination without Cause/Resignation for Good Reason in Connection with a Change in Control	50,531	2,800,000	60,084	1,362,743	3,204,535	2,058,206	177,000	9,713,099

Death or Disability	50,531	—	—	1,362,743	3,204,535	2,058,206	102,000	6,778,015

(1)	Represents accrual for vacation that had not been taken as of March 31, 2026.

(2)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.

(3)

The intrinsic value of accelerated stock options is based on the difference between the closing price of our common stock on March 31, 2026 ($45.80 per share), the last trading day of fiscal year 2026, and the option exercise price, if any, multiplied by the number of shares for which the option was accelerated.

(4)

The intrinsic value of accelerated restricted stock unit awards is computed by multiplying the closing price of our common stock on March 31, 2026 ($45.80 per share), the last trading day of fiscal year 2026, by the number of shares that were accelerated.

(5)

The intrinsic value of accelerated performance stock unit awards is computed by multiplying the closing price of our common stock on March 31, 2026 ($45.80 per share), the last trading day of fiscal year 2026, by the number of shares that were accelerated. For purposes of the table above, the accelerated vesting of the financial performance stock units (or the applicable portion thereof that would vest on an accelerated basis under the circumstances listed in the table above) was calculated based on the actual achievement level of 150% of target for the performance period that ended on March 31, 2026. The accelerated vesting of the TSR performance stock units granted during fiscal year 2025 and the performance stock units granted during fiscal year 2026, if any, is reflected based on the target level of performance.

(6)

Represents the amount payable on an accelerated basis under the long-term performance cash awards granted during fiscal year 2026 under the circumstances outlined in the table. For purposes of the table above, given the free cash flow objective for the first annual performance period was met, the accelerated payout of the performance cash awards (or the applicable portion thereof that would payout on an accelerated basis under the circumstances listed in the table above) was calculated based on the target level of performance for all annual performance periods and assuming no TSR modifier applies.

2026 Proxy Statement 51

EXECUTIVE COMPENSATION • CEO Pay Ratio

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation received during fiscal year 2026 by our CEO to the median of the annual total compensation received by all our employees (other than our CEO). Our median employee earned $225,659 in total compensation during the fiscal year ended March 31, 2026. Based upon the annual total compensation of Mr. Dankberg, our CEO, of $14,208,178 reported in the Summary Compensation Table for fiscal year 2026, our ratio of CEO pay to median employee pay for fiscal year 2026 was approximately 63 to 1.

As permitted by SEC rules, we determined it was appropriate to use the same median employee identified in fiscal year 2024 as described below. We determined that there have been no changes in our employee population and compensation arrangements that we believe would significantly impact our pay ratio disclosure.

To identify our median employee in fiscal year 2024, we identified our total employee population (including all full-time, part-time, temporary and seasonal workers) as of March 31, 2024, and, in accordance with SEC rules, excluded employees from certain non-U.S. countries that in the aggregate represented less than 5% of our employee base. As of March 31, 2024, we had approximately 7,100 global employees, which consisted of approximately 4,400 U.S. employees and 2,700 non-U.S. employees. To determine our median employee, we excluded a total of 297 employees from the following countries (and all of our employees in each of the following countries were excluded from the calculation): Indonesia (55 employees), Mexico (41 employees), United Arab Emirates (32 employees), France (25 employees), Qatar (21 employees), Italy (20 employees), China (13 employees), Saudi Arabia (11 employees), Germany (10 employees), New Zealand (10 employees), Hong Kong (10 employees), Spain (8 employees), South Africa (8 employees), Greece (7 employees), Japan (7 employees), Israel (6 employees), Malaysia (4 employees), Angola (4 employees), Oman (3 employees), Sweden (1 employee) and Kazakhstan (1 employee). We then used base salary received during fiscal year 2024 for our employee population included in the calculation (other than Mr. Dankberg) (which consisted of approximately 6,800 global employees, including approximately 4,400 U.S. employees and 2,400 non-U.S. employees, after excluding the non-U.S. employees described above) to determine our median employee.

Using this median employee, we calculated such employee’s annual total compensation in the same manner used to calculate Mr. Dankberg’s total compensation in the Summary Compensation Table for fiscal year 2026. For all compensation paid in currencies other than the U.S. Dollar, all values were converted to the U.S. Dollar using foreign currency exchange rates on the last day of the fiscal year.

52

EXECUTIVE COMPENSATION
•

Pay Versus Performance

Pay Versus Perfor
ma
nce
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our principal executive officer(s) (“PEO(s)”) and Named Executive Officers (“NEOs”), with certain adjustments to reflect “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended March 31, 2026, 2025, 2024, 2023 and 2022, our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, net income (loss) and Adjusted EBITDA for each such fiscal year in accordance with SEC rules:

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for First PEO (Mr. Dankberg) ($)	Compensation Actually Paid to First PEO (Mr. Dankberg) ($) (1)(2)	Summary Compensation Table Total for Second PEO (Mr. Baldridge) ($)	Compensation Actually Paid to Second PEO (Mr. Baldridge) ($) (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (3)	Net Income (Loss) ($) (in thousands) (4)	Adjusted EBITDA ($) (in thousands) (5)(6)
2026	14,208,178	45,460,706	N/A	N/A	4,657,935	13,152,513	95.28	111.66	(34,086)	1,550,082
2025	7,882,902	2,075,420	N/A	N/A	3,323,121	1,304,729	21.68	102.98	(574,962)	1,546,970
2024	8,960,679	(1,818,672)	N/A	N/A	6,586,506	2,940,276	37.63	82.84	(1,068,904)	1,410,414
2023	6,996,915	(2,285,665)	4,854,625	(4,154,098)	2,211,338	312,927	70.40	81.98	1,084,806	583,170

(1)
Amounts represent compensation actually paid to our PEO(s) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Fiscal Year	First PEO	Second PEO	Non-PEO NEOs
2026	Mark Dankberg	N/A	Garrett Chase, Girish Chandran, Craig Miller and Robert Blair
2025	Mark Dankberg	N/A	Garrett Chase, Shawn Duffy, Girish Chandran, James Dodd, Craig Miller, Evan Dixon and K. Guru Gowrappan
2024	Mark Dankberg	N/A	Shawn Duffy, K. Guru Gowrappan, Kevin Harkenrider, Craig Miller and Dave Ryan
2023	Mark Dankberg	Richard Baldridge	Shawn Duffy, Kevin Harkenrider, Craig Miller and Mark Miller
2022	N/A	Richard Baldridge	Mark Dankberg, Shawn Duffy, Kevin Harkenrider and Mark Miller

(2)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for fiscal year 2026, as adjusted as follows:

Adjustments(a)	PEO (Mr. Dankberg)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(10,305,390)	(2,915,192)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	16,746,596	4,559,250
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—
Increase/(deduction) for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	22,441,183	5,712,097
Increase/(deduction) for Awards Granted during Prior FYs that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	2,370,139	1,138,423
COMPENSATION ACTUALLY PAID	45,460,706	13,152,513

(a)
Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined by reference to (1) for RSU awards, the closing price of a share of our common stock on the vesting date or applicable fiscal year end date, (2) for performance stock options and the TSR performance stock units, using a Monte Carlo simulation as of the applicable vesting date or applicable fiscal year end date which considered the likelihood of achieving the vesting conditions with respect to any relative TSR market condition, and (3) for performance stock units tied to financial performance, the closing price of a

2026 Proxy Statement 53

EXECUTIVE COMPENSATION

•
 Pay Versus
Performance

share of our common stock on the fiscal year end date multiplied by the probability of achievement as of such date. Assumptions used in the
Monte
-Carlo simulations performed for performance stock options provided for an average remaining contractual term assumption of 1.1 years, an average volatility assumption of 83.09% using the Company’s historical volatility, and an average risk-free interest rate 3.63%, based on the yields of U.S. Treasury securities with maturities approximating the terms of the awards. Assumptions used in the Black-Scholes model performed for performance stock options which have been earned provided for a remaining contractual term assumption ranging between 1.0 - 1.6 years, a volatility assumption ranging between 79.62% - 94.42% using the Company’s historical volatility, and a risk-free interest rate ranging between 3.57% - 3.62%, based on the yields of U.S. Treasury securities with maturities approximating the terms of the awards. Assumptions used in the Monte-Carlo simulations performed for TSR performance stock units provided for an average volatility assumption of 85.22% using the Company’s historical volatility and a risk-free interest rate of 3.68%, based on the yields of U.S. Treasury securities with maturities approximating the terms of the awards. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in our annual report on Form
10-K
for the fiscal year ended March 31, 2026, as filed with the SEC.

(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Nasdaq Telecommunications Index (the “Peer Group”).

(4)
Represents net income (loss) attributable to Viasat, Inc. Net income (loss) attributable to Viasat, Inc. for fiscal years 2024, 2023 and 2022 includes net income (loss) from discontinued operations. Net income (loss) from continuing operations attributable to Viasat, Inc. would have been ($1,058.5) million, ($217.6) million and ($114.7) million for 2024, 2023 and 2022, respectively.

(5)
Adjusted EBITDA is a
non-GAAP
measure. We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, as further adjusted to exclude certain non-cash items and non-recurring expenses such as stock-based compensation expense, acquisition and transaction related expenses, loss or gain on disposition of certain assets and/or related businesses, product lines or other similar investments, loss or gain on debt extinguishment, and nonrecurring impairment of satellites and networking assets. We use Adjusted EBITDA to evaluate our operating performance, to allocate resources and capital, to measure performance for incentive compensation programs and to evaluate future growth opportunities. An itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA for fiscal years 2026, 2025, 2024, 2023 and 2022 is set forth below.

	Fiscal Year Ended March 31, 2026	Fiscal Year Ended March 31, 2025	Fiscal Year Ended March 31, 2024	Fiscal Year Ended March 31, 2023	Fiscal Year Ended March 31, 2022
(In thousands)
GAAP net income (loss) attributable to Viasat, Inc.	$(34,086)	$(574,962)	$(1,068,904)	$1,084,806	$(15,534)
Provision for (benefit from) income taxes	116,223	(941)	(140,052)	474,574	(14,237)
Interest expense (income), net	154,401	338,024	304,140	7,297	28,887
Depreciation and amortization (3)	1,359,159	1,360,807	1,157,524	500,377	495,447
Stock-based compensation expense	81,070	80,385	83,631	84,459	86,808
Acquisition and transaction related expenses (1)	24,392	64,467	157,579	93,548	33,965
Ground network (FY25), satellite (FY24) impairment and related charges, net	—	169,400	905,496	—	—
Loss (gain) on extinguishment of debt, net	11,935	99,814	—	—	—
Other (income) expense, net	(163,012)	9,976	—	—	(4,118)
Loss (gain) on the Link-16 TDL Sale	—	—	11,000	(1,661,891)	—
Adjusted EBITDA (2)	$1,550,082	$ 1,546,970	$1,410,414	$ 583,170	$611,218

(1)	Costs typically consist of acquisition, integration, and disposition related costs.

(2)	Amounts include both continuing and discontinued operations , excluding the fourth quarter of fiscal year 2024 loss and the fourth quarter of fiscal year 2023 gain on the Link-16 TDL Sale.

(3)	Including amortization of capitalized cloud computing implementation costs.

(6)
Adjusted EBITDA for fiscal years 2024, 2023 and 2022 includes adjustments attributable to the
Link-16
TDL Business, which was sold to L3 Harris on January 3, 2023. Adjusted EBITDA from continuing operations, which would have excluded this business, would have been $1,410.4 million, $501.1 million and $475.8 million for 2024, 2023 and 2022, respectively.

54

EXECUTIVE COMPENSATION
•

Pay Versus Performance

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO(s) and the average of the comp ensatio
n actually paid to our remaining NEOs, with our (i) cumulative TSR, (ii) Peer Group TSR, (iii) net income (loss), and (iv) Adjusted EBITDA, in
e
ach case, for the fiscal years ended March 31, 2022, 2023, 2024, 2025 and 2026.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid vs. TSR
$45.5M
$111.66
$102.98
$101.52
$95.28
$81.98
$82.84
$93.33
$70.40
$37.63
$21.68
$13.2M
$9.6M
$4.2M
$2.9M
$2.1M
$1.3M
$0.3M
$0.0M
$0.0M
$0.0M
$0.0M
-$2.3M
-$4.2M
-$1.8M
2022
2023
2024
2025
2026
PEO #1 CAP
PEO #2 CAP
Average NEO CAP
IXTC TSR
VSAT TSR

Compensation Actually Paid vs. Net Income (Loss)
$1,084.8M
$45.5M
($15.5M)
($34.1M)
$13.2M
$9.6M
$4.2M
($575.0M)
$2.9M
$0.0M
$0.0M
$0.3M
$0.0M
$2.1M
$0.0M
$1.3M
-$2.3M
-$4.2M
-$1.8M
($1,068.9M)
2022
2023
2024
2025
2026
PEO #1 CAP
PEO #2 CAP
Average NEO CAP
Net Income (Loss)
(in millions)

Compensation Actually Paid vs. Adjusted EBITDA
$611.2M
$9.6M
$4.2M
$0.0M
$583.2M
-$2.3M
-$4.2M
$0.3M
$1,410.4M
-$1.8M
$0.0M
$2.9M
$1,547.0M
$2.1M
$0.0M
$1.3M
$45.5M
$1,550.1M
$0.0M
$13.2M
2022
2023
2024
2025
2026
PEO #1 CAP
PEO #2 CAP
Average NEO CAP
Adjusted EBITDA (in millions)

2026 Proxy Statement 55

EXECUTIVE COMPENSATION

•
 Pay Versus Performance

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended March 31, 2026:

•	Revenue

•	Adjusted EBITDA

•	TSR Relative to the Russell 3000 Index

•	Stock Price

•	Free Cash Flow

•	Capital Expenditures
Policies and Practices Related to the Timing of Grants of Certain Equity Awards
Grant approval for executive officers occurs at regularly scheduled meetings of the Committee. The timing of grants is not coordinated with the release of material non-public
information, and the Committee does not take material nonpublic information into account when determining the timing and terms of awards. Stock option awards are priced at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units and performance stock units are also made in accordance with the terms of our equity plan.
In addition to grants made as part of our annual equity grant process for our current employees, grants may also be made during the year to newly hired employees as part of the in-hire
compensation package, as well as to existing employees for purposes of retention, as part of a special incentive program or in recognition of special achievements. In the event of newly hired employees or retention and recognition awards to existing employees, those grants are generally made once per quarter. Any such grants to executive officers are generally approved at regularly scheduled meetings of the Committee or the Board, except under extraordinary circumstances.
We do not grant
“re-load”
options, make loans to executive officers for any purpose, including to exercise stock options, nor do we grant stock options at a discount. In fiscal year 2026, we did not grant new awards of stock options, stock appreciation rights, or similar option-like instruments to our Named Executive Officers.

56

EXECUTIVE COMPENSATION • Director Compensation

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended March 31, 2026 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Richard Baldridge	177,500	(5)	249,962	—	427,462
James Bridenstine (3)	—		—	—	—
Barbara Frenkel	55,616		199,293	—	254,909
William LaPlante	72,500		279,032	52,136	403,668
Sean Pak	135,000		249,962	—	384,962
Michael Paull	85,000		279,032	52,136	416,168
John Stenbit	122,500		249,962	—	372,462
Andrew Sukawaty (4)	—		—	—	—
Theresa Wise	115,000		249,962	—	364,962

(1)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock unit awards granted in fiscal year 2026, excluding the effect of estimated forfeitures. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC. The aggregate number of shares of our common stock subject to restricted stock unit awards outstanding at the end of fiscal year 2026 for each non-employee director was as follows: Ms. Frenkel (5,974); Dr. LaPlante (9,388); Mr. Pak (6,388); Mr. Paull (9,388); Mr. Stenbit (6,388); Mr. Baldridge (27,002) and Dr. Wise (6,388). Mr. Bridenstine and Mr. Sukawaty did not hold any outstanding stock awards at the end of fiscal year 2026.

(2)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal year 2026, excluding the effect of estimated forfeitures. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 8 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC. The aggregate number of shares of our common stock subject to stock options outstanding at the end of fiscal year 2026 for each director listed in the table above was as follows: Dr. LaPlante (9,000); Mr. Pak (25,000); Mr. Paull (9,000); Mr. Stenbit (25,000); Mr. Baldridge (97,122) and Dr. Wise (25,000). Mr. Bridenstine, Ms. Frenkel and Mr. Sukawaty did not hold any outstanding option awards at the end of fiscal year 2026.

(3)	Mr. Bridenstine resigned from the Board effective May 9, 2025.

(4)	Mr. Sukawaty resigned from the Board effective May 21, 2025.

(5)	Includes $100,000 as a retainer for serving as chair of the Strategic Review Committee during fiscal year 2026.

Directors who are employees of the company, such as Mr. Dankberg, do not receive any additional compensation for their services as directors.

Compensation Arrangements for Non-Employee Directors

All non-employee directors are entitled to receive an annual cash retainer for their service in the amount of $70,000 as a member of the Board, $35,000 for the Lead Independent Director, $30,000 for the chair of the Audit Committee, $25,000 for the chair of the Compensation and Human Resources Committee, $15,000 for the chair of the Nomination, Evaluation and Corporate Governance Committee, $100,000 for the chair of the Strategic Review Committee (Mr. Baldridge), $5,000 for the chair of the other Board committees, $15,000 as a non-chair member of the Audit Committee, $12,500 as a non-chair member of the Compensation and Human Resources Committee, $7,500 as a non-chair member of the Nomination, Evaluation and Corporate Governance Committee, and $2,500 as a non-chair member of the other Board committees.

Prior to October 2025, our director compensation program provided that, at the time of initial election or appointment to the Board, each non-employee director would be granted an initial restricted stock unit award that may be settled for 3,000 shares of our common stock and an option to purchase 9,000 shares of our common stock. These initial awards vested in three equal installments on each of the first three anniversaries of the date of grant.

Pursuant to the director compensation program in effect during fiscal year 2026, at the time of initial election or appointment to the Board, each non-employee director is granted an initial restricted stock unit award with a target grant value of $250,000,

2026 Proxy Statement 57

EXECUTIVE COMPENSATION • Director Compensation

subject to adjustment to align the initial restricted stock unit award with the actual service period for the year that the non-employee director joins our Board. The target grant value adjustment is calculated by multiplying it by a fraction where the numerator equals 365 days minus the number of days elapsed since the annual meeting of the Company’s stockholders preceding the non-employee director’s initial election or appointment date, and the denominator that is 365 days. The prorated initial restricted stock unit award target grant value is divided by the closing price of our common stock on the initial election or appointment date to calculate the number of shares at grant. Fractional shares are rounded down to the nearest whole share. Non-employee directors also receive ongoing annual restricted stock unit awards with a target grant value of $250,000. The grant date for ongoing restricted stock unit awards that non-employee directors receive coincides with the annual meeting of the Company’s stockholders. Viasat determines the number of ongoing restricted stock unit awards for our non-employee directors by dividing the target grant value by the grant date closing stock price and rounding methodologies described for the initial restricted stock unit award. Initial and ongoing restricted stock unit awards vest upon the earlier to occur of the first anniversary of the applicable grant date or the date of the annual meeting of the Company’s stockholders following the applicable grant date.

Awards to our non-employee directors are subject to accelerated vesting in the event of a change in control or the director’s death or disability. Members of the Board are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board-related activities.

Stock Ownership Guidelines for Non-Employee Directors

To enhance our overall corporate governance practices and director compensation program, our Board has adopted stock ownership guidelines for our non-employee directors. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock. These guidelines provide that, within five years of his or her first date of election to our Board, our non-employee directors should attain an investment position in Viasat common stock having a value not less than three times the value of their annual retainer for general Board service. As of the end of fiscal year 2026, all non-employee directors were in compliance with the applicable stock ownership guidelines.

58

EXECUTIVE COMPENSATION • Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for fiscal year 2026 were Mr. Pak, Mr. Stenbit, Mr. Sukawaty and Dr. Wise (Chair). None of the members of our Compensation and Human Resources Committee has ever been one of our officers or employees. During fiscal year 2026, none of our executive officers served on the board of directors or compensation committee of any entity whose officers served either on our Board or on our Compensation and Human Resources Committee.

Equity Compensation Plan Information

The following table provides information as of March 31, 2026 with respect to shares of Viasat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding awards granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those awards.

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
Equity compensation plans approved by security holders (3)	10,331,977	26.51	16,251,846 (4)
Equity compensation plans not approved by security holders (5)(7)	173,808 (6)	—	63,776
Total	10,505,785	26.51	16,315,622

(1)

Includes outstanding restricted stock units, performance stock units and stock options. Performance-based awards are included at “target” levels. Excludes purchase rights currently accruing under the Viasat, Inc. Employee Stock Purchase Plan. As of March 31, 2026, options or restricted stock units with respect to 888 shares issued out of the RigNet Share Reserve (as defined below) were outstanding under the 1996 Equity Participation Plan of Viasat, Inc. (the Equity Plan) (which shares are reflected in column (a) above).

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units or performance stock units, which have no exercise price.

(3)	Consists of two plans: (a) the Equity Plan and (b) the Viasat, Inc. Employee Stock Purchase Plan.

(4)

Includes (a) 8,836,524 shares available for future issuance under the Equity Plan, and (b) 7,415,322 shares available for future issuance under the Viasat, Inc. Employee Stock Purchase Plan, all of which may be issued subject to purchase rights outstanding as of March 31, 2026. For purposes of calculating the shares that remain available for grant under the Equity Plan, each “full value” award is counted using the applicable ratio as specified in the Equity Plan, and performance-based awards are calculated assuming “maximum” performance.

(5)

In connection with our acquisition of RigNet, we assumed the RigNet, Inc. 2019 Omnibus Incentive Plan (the RigNet 2019 Plan) and the RigNet 2010 Omnibus Incentive Plan (collectively, the RigNet Plans), and the awards outstanding thereunder, which assumed awards were automatically converted into awards with the right to shares of Viasat common stock (in each case after appropriate adjustment of the number of shares to reflect the transaction). The RigNet Plans have not been approved by our stockholders. The shares available for issuance under the RigNet 2019 Plan as of the closing of the acquisition, as well as any shares subject to outstanding awards under the RigNet 2019 Plan as of the closing of the acquisition that became available for issuance under the RigNet 2019 Plan after the closing of the acquisition and prior to June 8, 2022 in accordance with the terms of the RigNet 2019 Plan as a result of the expiration, cancellation or forfeiture of such awards (in each case after appropriate adjustment of the number of shares to reflect the transaction), were available for future awards under the Equity Plan pursuant to an exception from the stockholder approval rules under Nasdaq Stock Market Rule 5635(c)(3) (such shares, the RigNet Share Reserve). We ceased granting new awards out of the RigNet Share Reserve effective June 8, 2022, although certain outstanding awards granted out of the RigNet Share Reserve prior to such date remain outstanding, as described in footnote (1) above. Pursuant to the SEC rules, shares subject to the RigNet Plans are not reflected in the table above, but information regarding such shares is set forth in footnotes 6 and 7 below.

In September 2024, the Board adopted the 2024 Employment Inducement Incentive Award Plan (the “Inducement Plan”). The terms of the Inducement Plan are substantially similar to the terms of the 1996 Equity Participation Plan of Viasat, Inc. with the exception that incentive stock options may not be issued under the Inducement Plan and awards under the Inducement Plan may only be issued to eligible recipients under the applicable Nasdaq rules. The Inducement Plan was adopted by the Board without shareholder approval pursuant to the Nasdaq listing rules. The Board reserved 377,500 shares for issuance pursuant to awards granted under the Inducement Plan. In

2026 Proxy Statement 59

EXECUTIVE COMPENSATION • Equity Compensation Plan Information

accordance with Nasdaq listing rules, awards under the Inducement Plan may only be made to an employee who is commencing employment with the Company or any subsidiary or who is being rehired following a bona fide interruption of employment by the Company or any subsidiary, in either case if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.

(6)	Includes outstanding restricted stock units and performance stock units under the Inducement Plan. Performance-based awards are included at “target” levels.

21,561 shares may be issued upon the exercise of outstanding options under the RigNet Plans as follows: (i) RigNet, Inc. 2019 Omnibus Incentive Plan, 3,112 shares; and (ii) RigNet 2010 Omnibus Incentive Plan, 18,449 shares. As described in footnote (5) above, these shares are not included in the table above.

(7)	The weighted average exercise price of options granted under the RigNet Plans is $62.96.There are no options outstanding under the Inducement Plan.

60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board, such as the disinterested members of the Board) reviews transactions that may be related person transactions, which are transactions between Viasat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of Viasat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. During its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction,

•	the material terms of the transaction, including without limitation, the amount and type of transaction,

•	the importance of the transaction to the related person,

•	the importance of the transaction to the company,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company, and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

Mr. Baldridge has two daughters-in-law that are employed by Viasat. One daughter-in-law is employed as an Attorney. She earned an aggregate of approximately $164,900 in base salary and bonus during fiscal year 2026, and participates in our benefit programs. The other daughter-in-law is employed as a Program Manager. She earned an aggregate of approximately $162,800 in base salary and bonus during fiscal year 2026, and participates in our benefit programs. Mr. Baldridge has one son that is employed at Viasat as a Regulatory and Policy Analyst. He earned an aggregate of approximately $123,000 in base salary and bonus during fiscal year 2026, and participates in our benefit programs.

Mr. Dankberg’s brother is employed as a Director of Information Systems at Viasat. He earned approximately $181,500 in base salary during fiscal year 2026, and participates in our benefit programs. Mr. Dankberg’s son is a Media Operations Director at Viasat. He earned an aggregate of approximately $410,400 in base salary, bonus and equity compensation during fiscal year 2026, and participates in our benefit programs.

Craig Miller’s brother is a founder and emeritus of Viasat. He earned an aggregate of approximately $406,300 in base salary during fiscal year 2026, and participates in our benefit programs.

2026 Proxy Statement 61

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Viasat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the Investor Relations section of Viasat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of Viasat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, Viasat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Viasat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of Viasat’s internal controls and the overall quality of Viasat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2026 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to the rules adopted by the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Viasat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that Viasat’s audited financial statements be included in Viasat’s annual report on Form 10-K for the fiscal year ended March 31, 2026 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

John Stenbit (Chair)

Michael Paull

Theresa Wise

62

OTHER MATTERS

Stockholder Proposals for Inclusion in Viasat’s 2027 Proxy Statement. Stockholders of Viasat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2027 annual meeting of stockholders, proposals must satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement, and must otherwise be received by Viasat no later than March 29, 2027, unless the date of the 2027 annual meeting is changed by more than 30 days from the anniversary of our 2026 annual meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Viasat’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 5, 2027.

Stockholder Nominations and Proposals for Presentation at the 2027 Annual Meeting. If a stockholder wishes to submit a director nomination or present a proposal at our 2027 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, our bylaws provide that the stockholder must (1) provide timely notice of the proposal in writing and in proper form, (2) provide any updates or supplements to such notice as required by our bylaws, and (3) otherwise comply with all applicable requirements of our bylaws and of the Securities Exchange Act of 1934. To be timely, such stockholder’s notice must be received by Viasat no earlier than the 120th day nor later than the 90th day prior to the anniversary of our 2026 annual meeting. As a result, proposals submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on May 6, 2027 and no later than the close of business on June 5, 2027. However, if the date of the 2027 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2026 annual meeting, notice by the stockholder must be received no later than the later of (1) the 90th day prior to the 2027 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2027 annual meeting was first made. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

2026 Proxy Statement 63

VIASAT, INC. 6155 EL CAMINO REAL CARLSBAD, CA 92009 ATTN: BRETT CHURCH	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VSAT2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T02156-P55578         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIASAT, INC.

The Viasat Board of Directors unanimously recommends that stockholders vote “FOR” all the director nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of Directors:	For	Withhold

1a. Mark Dankberg	☐	☐

1b. William LaPlante	☐	☐

1c. Michael Paull	☐	☐	For	Against	Abstain

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Viasat’s Independent Registered Public Accounting Firm for fiscal year 2027			☐	☐	☐

3. Advisory Vote on Executive Compensation			☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy materials for the Viasat Annual Meeting of Stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the Investor Relations section of our website at investors.viasat.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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T02157-P55578

VIASAT, INC.

ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 3, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of Annual Meeting of Stockholders and the accompanying proxy statement, and hereby appoints Mark Dankberg and Robert Blair, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Viasat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Viasat, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/VSAT2026 on September 3, 2026, at 8:30 a.m. Pacific Time, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 And 3. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.